No. 812-15483

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FIFTH AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-l UNDER THE INVESTMENT COMPANY ACT OF 1940

Ares Capital Corporation, ACAP IV Levered LP, ACAP IV Unlevered LP, ACE III Master Fund, L.P., ACIP Investment Management LLC, ACIP Parallel Fund A, L.P., ACIP Apex Co-Investment, L.P., ACME Private Credit Fund LP, ACOF Investment Management LLC, ACOF IV ATD Co-Invest, L.P., ACOF Operating Manager II, L.P., ACOF Operating Manager III, LLC, ACOF Operating Manager IV, LLC, ACOF Operating Manager, L.P., ADREX Advisor LLC, AEIF Kleen Investor, LLC, AEIF Linden Blocker II LLC, AEPEP III N Strategic Co-Invest, L.P., AEPEP IV N Strategic Co-Invest, L.P., AF V APR Co-Invest, L.P., AIREX Advisor LLC, Ambition Holdings, L.P., APSecurities Manager LP, AREG AC Makena Holdings LLC, AREG Iberian Residential Co-Invest Vehicle SCSp, AREG Iberian Residential Vehicle II SCSp, AREG Kennedy Co-Invest S.C.A., AREG Leopard Partners SCSp, AREG LPKC Partners, L.P., AREG Makena Management L.P., AREOF IV Co-Invest P, L.P., Ares Alternative Credit Management LLC, Ares Apex Pooling, LLC, Ares Asia Management Ltd, Ares ASIP VII Management, L.P., Ares Asset-Backed Loan Fund LP, Ares Badger Fund LP, Ares Cactus Operating Manager, L.P., Ares Capital Europe IV (E) Levered, Ares Capital Europe IV (E) Unlevered, Ares Capital Europe IV (G) Levered, Ares Capital Europe IV (G) Unlevered, Ares Capital Europe V (E) Levered, Ares Capital Europe V (E) Unlevered, Ares Capital Europe V (G) Levered, Ares Capital Europe V (G) Unlevered, Ares Capital Europe VI (E) Levered, Ares Capital Europe VI (E) Unlevered, Ares Capital Europe VI (E) II Levered, L.P., Ares Capital Europe VI (E) II Unlevered, L.P., Ares Capital Europe VI (G) Levered, Ares Capital Europe VI (G) Unlevered, Ares Capital Europe, L.P., Ares Capital Management LLC, Ares Capital Management II LLC, Ares Capital Management III LLC, Ares Centre Street Management, L.P., Ares Centre Street Partnership, L.P., Ares Centre Street Pathfinder Core Plus Partnership LP, Ares CIP (V) Management LLC, Ares Climate Infrastructure Partners, L.P., Ares Climate Infrastructure Partners II, L.P., Ares Climate Infrastructure Partners II-A, L.P., Ares Climate Infrastructure Partners II-B, L.P., Ares Climate Infrastructure Strategies Fund (C), L.P., Ares CLO Funding I, L.P., Ares CLO Funding III LP, Ares CLO Management LLC, Ares CLO Management XXVII, L.P., Ares CLO Management II, LLC, Ares CLO Management IIIR/IVR, L.P., Ares CLO Management VIR, L.P., Ares CLO Management VR, L.P., Ares CLO Management X, L.P., Ares CLO Management XI, L.P., Ares CLO Management XX, L.P., Ares CLO Management XXI, L.P., Ares CLO Management XXIX, L.P., Ares CLO Warehouse 2021-6 Ltd., Ares CLO Warehouse 2024-3 Ltd., Ares Commercial Finance LP, Ares Commercial Finance Management, LP, Ares Commercial Real Estate Corporation, Ares Commercial Real Estate Management LLC, Ares Core Infrastructure Fund, Ares Corporate Opportunities Fund Asia, L.P., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., Ares Corporate Opportunities Fund V, L.P., Ares Corporate Opportunities Fund VI Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VI Parallel (TE), L.P., Ares Corporate Opportunities Fund VI, L.P., Ares Corporate Opportunities Fund VII, L.P., Ares Corporate Opportunities Fund VII Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VII Parallel (Lux Foreign), SCSp, Ares Corporate Opportunities Fund VII Parallel (TE), L.P., Ares Credit Hedge Fund LP, Ares Credit Investment Partnership (CP), L.P., Ares Credit Investment Partnership (MD), L.P., Ares Credit Investment Partnership I (V) L.P., Ares Credit Investment Partnership II (A), L.P., Ares Credit Investment Partnership II CD LP, Ares Credit Secondaries LP, Ares Credit Secondaries (Lux) SCSp, Ares Credit Secondaries (Offshore) LP, Ares Credit Strategies Feeder III UK, L.P., Ares Credit Strategies Fund I, L.P., Ares Credit Strategies Fund III, L.P., Ares Credit Strategies Insurance Dedicated Fund - Series of SALI Multi Series Fund LP, Ares CSF III Investment Management, LLC, Ares CSF IV Management LLC, Ares CSF Operating Manager I, LLC, Ares Customized Credit Fund L.P., Ares Direct Finance I LP, Ares Direct Investments (AC) LP, Ares Direct Lending Opportunities LLC, Ares Direct Lending Opportunities Offshore LLC, Ares Direct Lending Opportunities Parallel LLC, Ares Diversified Credit Strategies Fund (S), L.P., Ares Diversified Credit Strategies Fund II (IM), L.P., Ares Diversified Real Estate Exchange LLC, Ares Dynamic Credit Allocation Fund, Inc., Ares EHP Co-Invest Holdings, L.P., Ares EIF Management, LLC, Ares Emerald Private Credit LP, Ares Energy Investors Fund V, L.P., Ares Energy Opportunities Fund A, L.P., Ares Energy Opportunities Fund B, L.P., Ares Energy Opportunities Fund, L.P., Ares Enhanced Credit Opportunities Investment Management II, LLC, Ares Enhanced Credit Opportunities Master Fund II, LTD., Ares Enhanced Loan Investment Strategy Advisor IV, L.P., Ares Enhanced Loan Investment Strategy II, LTD., Ares Enhanced Loan Investment Strategy III, LTD.,

Ares Enhanced Loan Investment Strategy IR, LTD., Ares Enhanced Loan Management II, L.P., Ares Enhanced Loan Management III, L.P., Ares Enhanced Loan Management IR, L.P., Ares EPIC Co-Invest II, L.P., Ares EPIC Co-Invest, L.P., Ares European CLO II B.V., Ares European CLO IX Designated Activity Company, Ares European CLO VI Designated Activity Company, Ares European CLO VII Designated Activity Company, Ares European CLO VIII Designated Activity Company, Ares European CLO X Designated Activity Company, Ares European CLO XI Designated Activity Company, Ares European CLO XII Designated Activity Company, Ares European CLO XIII Designated Activity Company, Ares European CLO XIV Designated Activity Company, Ares European CLO XV Designated Activity Company, Ares European CLO XVI Designated Activity Company, Ares European Credit Investments I (C), L.P., Ares European Credit Investments II (G), L.P., Ares European Credit Investments III (K), L.P., Ares European Credit Investments IV (A), L.P., Ares European Credit Investments V (X), L.P., Ares European Credit Investments VI (N), L.P., Ares European Credit Investments VII (CP), L.P., Ares European Credit Investments VIII (M), L.P., Ares European Credit Investments IX (AF), L.P., Ares European Credit Solutions Fund (Master) FCP, Ares European Credit Strategies Fund II (B), L.P., Ares European Credit Strategies Fund III (A), L.P., Ares European Credit Strategies Fund IV (M), L.P., Ares European Credit Strategies Fund IX (C), L.P., Ares European Credit Strategies Fund V (G) L.P., Ares European Credit Strategies Fund VI (B), LP, Ares European Credit Strategies Fund VII (Palo Verde), L.P., Ares European Credit Strategies Fund X (T), L.P., Ares European Credit Strategies Fund XI (S), L.P., Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 1, Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 2, Ares European Loan Funding II, Ares European Loan Funding S.L.P., Ares European Loan Management LLP, Ares European Property Enhancement Parallel Partners III SCSp, Ares European Property Enhancement Partners II, L.P., Ares European Property Enhancement Partners III SCSp, Ares European Property Enhancement Partners IV SCSp, Ares European Real Estate Fund VI SCSp, Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares European Loan Fund (G), Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares U.S. Loan Fund (G), Ares Global High Grade CLO Debt Fund, L.P., Ares Global Loan Funding I Limited, Ares Global Multi-Asset Credit Master Fund, L.P., Ares Global Structured Solutions LP, Ares Global Structured Solutions Master (MA) LP, Ares Global Structured Solutions Master AIV (MA) LP, Ares Ground Lease Partners, L.P., Ares HICOF Operating Manager, L.P., Ares High Income Credit Opportunities Fund II (Master) LP, Ares High Income Credit Opportunities Fund, L.P., Ares High Yield Strategies Fund IV Management, L.P., Ares HRO-C Partners, L.P., Ares ICOF II Management, LLC, Ares ICOF II Master Fund, L.P., Ares ICOF III Fund (CAYMAN) LP, Ares ICOF III Fund (Delaware) LP, Ares ICOF III Management LP, Ares IDF Management LLC, Ares IDF VI Airports Co-Investment LP, Ares IIIR/IVR CLO LTD., Ares Income Opportunity Fund, L.P., Ares Industrial Real Estate Exchange LLC, Ares Industrial Real Estate Fund GP LLC, Ares Industrial Real Estate Fund LP, Ares Industrial Real Estate Fund Manager LLC, Ares Industrial Real Estate Income Trust Inc., Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership I LP, Ares Industrial Real Estate Income Trust Inc.- Build-To-Core Industrial Partnership II LP, Ares Industrial Real Estate Income Trust Inc.-Build-To-Core Industrial Partnership III LLC, Ares Infra Debt Strategies Fund (A), LP, Ares Infrastructure Debt Fund V (ELP), L.P., Ares Infrastructure Debt Fund V (EUR), L.P., Ares Infrastructure Debt Fund V (GBP Hedged), L.P., Ares Infrastructure Debt Fund V (JPY), L.P., Ares Infrastructure Debt Fund V (Tranche SMA), L.P., Ares Infrastructure Debt Fund V (USD Hedged), L.P., Ares Infrastructure Debt Fund VI (USD L) LP, Ares Infrastructure Debt Fund VI (USD O U) LP, Ares Infrastructure Debt Fund VI (Ontario USD U) LP, Ares Infrastructure Debt Fund VI (USD U) LP, Ares Infrastructure Debt Asia (ELP No. 1) L.P., Ares Infrastructure Debt Asia (ELP No. 2) L.P., Ares Institutional Credit Fund L.P., Ares Institutional High Yield Master Fund LP, Ares Institutional Loan Fund, L.P., Ares Institutional Structured Credit Management, L.P., Ares Insurance Infrastructure Secondaries Fund I LP, Ares Insurance PE Secondaries Fund I LP, Ares Insurance PE Secondaries Fund II LP, Ares Insurance PE Secondaries Fund III LP, Ares Insurance RE Secondaries Fund I LP, Ares Jasper Fund, L.P., Ares L CLO Ltd., Ares LI CLO Ltd., Ares LII CLO Ltd., Ares LIII CLO Ltd., Ares LIV CLO Ltd., Ares LIX CLO Ltd., Ares Loan Funding I, Ltd., Ares Loan Funding II, Ltd., Ares Loan Funding III, Ltd., Ares Loan Funding VI, Ltd., Ares Loan Funding VII, Ltd., Ares Loan Funding VIII, Ltd., Ares Loan Trust 2011, Ares Loan Trust 2016, Ares LV CLO Ltd. (fka Ares CLO Warehouse 2018-6), Ares LVI CLO Ltd., Ares LVII CLO Ltd., Ares LVIII CLO Ltd., Ares LX CLO Ltd., Ares LXI CLO Ltd., Ares LXII CLO Ltd., Ares LXIII CLO Ltd., Ares LXIV CLO Ltd., Ares LXV CLO Ltd., Ares LXVI CLO Ltd., Ares LXVII CLO Ltd., Ares LXXI CLO Ltd., Ares LXXII CLO Ltd., Ares LXXIV CLO Ltd., Ares LXXI Income Note Ltd., Ares Management Capital Markets LLC, Ares Management Limited, Ares Management LLC, Ares Management Luxembourg S.a.r.l., Ares Management UK Limited, Ares Marina Fund, L.P., Ares MC Credit Secondaries Co LP, Ares Mezzanine Management LLC, Ares Mezzanine Partners, L.P., Ares MIC Asia LP, Ares Midway Partners, L.P., Ares Minerva Co-Invest, L.P., Ares MSCF V (H) Management LLC, Ares Multi-Asset Credit Strategies Fund LP, Ares Multi-Credit Fund LLC, Ares Multi-Credit Fund (IL), LP, Ares Multi-Strategy Credit Fund V (H), L.P., Ares ND Credit Strategies Fund LLC, Ares OC European Debt Partners L.P., Ares OC European Debt Partners II L.P., Ares PA Opportunities Fund, L.P.,

Ares Pan-European Logistics Partnership, L.P., Ares Pathfinder Core Fund (Offshore), L.P., Ares Pathfinder Core Fund, L.P., Ares Pathfinder Fund (Offshore), L.P., Ares Pathfinder Fund, L.P., Ares Pathfinder Fund II, L.P., Ares Pathfinder Fund II (Offshore), L.P., Ares Pathfinder Park Estate Co-Invest Fund LP, Ares PBN Finance Co. LLC, Ares PBN Finance Co. II LLC, Ares PE Extended Value Fund LP, Ares PG Co-Invest L.P., Ares Priority Loan Co-Invest LP, Ares Prime DC Co-Invest Fund, LP, Ares Private Account Management I, L.P., Ares Private Credit Solutions (Cayman), L.P., Ares Private Credit Solutions (Offshore) II, L.P., Ares Private Credit Solutions II, L.P., Ares Private Credit Solutions, L.P., Ares Private Debt Strategies Fund II, L.P., Ares Private Markets Fund, Ares Private Opportunities (A) LP, Ares Private Opportunities (CP), L.P., Ares Private Opportunities (N) LP, Ares Private Opportunities (NYC), L.P., Ares Private Opportunities (P) LP, Ares Private Opportunities 2020 (C), LP, Ares RE Secondaries Co-Investment AD Fund LP, Ares Real Estate Enhanced Income Fund, L.P., Ares Real Estate Management Holdings, LLC, Ares Real Estate Income Trust Inc., Ares Real Estate Secured Income Fund, L.P., Ares RF Co-Invest (H), L.P., Ares RF Co-Invest, L.P., Ares RLG Co-Invest Holdings, L.P., Ares RTH Co-Invest LP, Ares SB Co-Invest Fund, L.P., Ares SBIC Investment Management LLC, Ares SCM Co-Invest III, L.P., Ares Secondaries Advisors LLC, Ares Secondaries Infrastructure Solutions III, L.P., Ares Senior Credit Investment Partnership (CP) LP, Ares Senior Credit Master Fund (U) III LP, Ares Senior Credit Master Fund III LP, Ares Senior Direct Lending Master Fund Designated Activity Company, Ares Senior Direct Lending Master Fund II Designated Activity Company, Ares Senior Direct Lending Parallel Fund (L) II, L.P., Ares Senior Direct Lending Parallel Fund (L), L.P., Ares Senior Direct Lending Parallel Fund (U) B, L.P., Ares Senior Direct Lending Parallel Fund (U) II, L.P., Ares Senior Direct Lending Parallel Fund (U), L.P., Ares Senior Loan Trust, Ares Senior Loan Trust Management L.P., Ares SDL Capital Management LLC, Ares SFERS Credit Strategies Fund LLC, Ares SLR Co-Invest Holdings LP, Ares SME (Parallel), L.P., Ares Special Opportunities Fund (Offshore), L.P., Ares Special Opportunities Fund, L.P., Ares Special Opportunities Fund II (Jersey A) L.P., Ares Special Opportunities Fund II (Jersey) L.P., Ares Special Opportunities Fund II (Offshore), L.P., Ares Special Opportunities Fund II, L.P., Ares Special Opportunities Fund III LP, Ares Special Opportunities Fund III Offshore (D) LP, Ares Special Opportunities Fund III Offshore (L) SCSp, Ares Special Situations Fund III, L.P., Ares Special Situations Fund IV, L.P., Ares Sports, Media and Entertainment Finance (Offshore), L.P., Ares Sports, Media and Entertainment Finance, L.P., Ares Sports, Media and Entertainment Finance (Offshore) II LP, Ares Sports, Media and Entertainment Finance II LP, Ares Sports, Media and Entertainment Opportunities LP, Ares Management Asia (Australia) Pty Ltd, Ares Management Asia (Hong Kong) Limited, Ares Management Asia (Cayman) Limited, Ares Management Asia (Mauritius) Ltd, Ares Management Asia (Singapore) Pte. Ltd., Ares Management Asia (Thailand) Limited, Ares SSG Capital Partners VI, L.P., Ares SSG Excelsior Co-Investment, L.P., Ares Asia Direct Lending LP, Ares SSG Secured Lending Opportunities III, L.P., Ares Strategic Income Fund, Ares Strategic Investment Partners IV, Ares Targeted Liquid Asset Strategy LP, Ares UK Credit Strategies, L.P., Ares U.S. CLO Management III LLC – Series A, Ares US Real Estate Fund X, L.P., Ares US Real Estate Fund X-A, L.P., Ares US Real Estate Fund X-B, L.P., Ares US Real Estate Fund XI, L.P., Ares US Real Estate Fund XI-A, L.P., Ares US Real Estate Fund XI-B, L.P., Ares US Real Estate Opportunity Fund III, L.P., Ares US Real Estate Opportunity Fund IV, L.P., Ares US Real Estate Opportunity Management, L.P., Ares US Real Estate Opportunity Parallel Fund III-A, L.P., Ares US Real Estate Opportunity Parallel Fund III-B, L.P., Ares US Real Estate Opportunity Parallel Fund IV-A, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B II, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B, L.P., Ares VAL Co-Invest Holdings I, L.P., Ares VAL Co-Invest Holdings II, L.P., Ares VIR CLO LTD., Ares VR CLO, LTD., Ares X CLO LTD., Ares XI CLO LTD., Ares XL CLO Ltd, Ares XLI CLO Ltd, Ares XLII CLO Ltd., Ares XLIII CLO Ltd., Ares XLIV CLO Ltd., Ares XLIX CLO Ltd, Ares XLV CLO Ltd., Ares XLVI CLO LTD, Ares XLVII CLO LTD, Ares XLVIII CLO Ltd., Ares XX CLO LTD, Ares XXI CLO LTD., Ares XXIX CLO LTD, Ares XXVII CLO LTD, Ares XXVIIIR CLO Ltd., Ares XXXIIR CLO Ltd., Ares XXXIR CLO Ltd., ARES XXXIV CLO LTD., Ares XXXIX CLO Ltd., Ares XXXVII CLO, LTD, Ares XXXVIII CLO, LTD, Ares XXXVR CLO Ltd, ASIP Operating Manager IV, LLC, ASOF Delaware Feeder, L.P., ASOF Direct Investments (A), L.P., ASOF Investment Management LLC, Ares Insurance Partners, L.P., Ares Insurance Solutions LLC, Aspida Holdings Ltd., Aspida Life Re Ltd., Aspida Holdings LLC, Aspida Life Insurance Company, Aspida Re Cayman Ltd., ASSF Operating Manager III, LLC, ASSF Operating Manager IV, L.P., BCG BTC III Managing Member LLC, Cal Ares Real Estate Debt Partners, LLC, Chengdu Ares Yuanjing Equity Investment Fund L.P., Chengdu Ares Yuankang Investment Management Co Ltd, Chimney Tops Loan Fund, LLC, CION Ares Diversified Credit Fund, CION Ares Management, LLC, Columbus Opportunity Fund, L.P., Credit Investment Partnership (K) LP, Crestline Denali Capital LLC, Crestline Denali CLO XIV, Ltd., Crestline Denali CLO XV, Ltd., Crestline Denali CLO XVI, Ltd., Crestline Denali CLO XVII, Ltd., Denali Capital CLO X, Ltd., Denali Capital CLO XI, Ltd., Denali Capital CLO XII, Ltd., EIF Channelview Blocker, LLC, EIF Oregon, LLC, Hush Lux S.a.r.l., Industrial Property Advisors Sub III LLC, Ivy Hill Asset Management, L.P., Ivy Hill Investment Holdings, LLC, Ivy Hill Middle Market Credit Fund IV, LTD., Ivy Hill Middle Market Credit Fund IX, LTD,

Ivy Hill Middle Market Credit Fund V, LTD., Ivy Hill Middle Market Credit Fund VII, LTD., Ivy Hill Middle Market Credit Fund VIII, LTD., Ivy Hill Middle Market Credit Fund XII, LTD, Ivy Hill Middle Market Credit Fund XIV, Ltd, Ivy Hill Middle Market Credit Fund XVI, Ltd., Ivy Hill Middle Market Credit Fund XVII, Ltd., Ivy Hill Middle Market Credit Fund XIX, Ltd., Ivy Hill Middle Market Credit Fund XX, Ltd., Ivy Hill Middle Market Credit Fund XXI, Ltd., Ivy Hill Middle Market Credit Fund XVIII, Ltd., Ivy Hill Revolver Funding LP, Ivy Hill Revolver Funding II LP, Landmark - NYC Fund I, L.P., Landmark Equity Advisors LLC, Landmark Equity CT Co-Investment Fund I, L.P., Landmark Equity Partners XIII, L.P., Landmark Equity Partners XIII-A, L.P., Landmark Equity Partners XIV, L.P., Landmark Equity Partners XV, L.P., Landmark Equity Partners XVI Co-Investment Fund, L.P., Landmark Equity Partners XVI, L.P., Landmark Equity Partners XVII Co-Investment Fund, L.P., Landmark Equity Partners XVII, L.P, Landmark Equity Partners XVII-B, L.P., Landmark Growth Capital Partners, L.P., Landmark Hudson Partners I, L.P., Landmark IAM Growth Capital, L.P., Landmark IAM Real Estate Partnership V, L.P., Landmark Infrastructure Partners II, L.P., Landmark Pacific Partners II, L.P., Landmark Pacific Partners, L.P. – Series A, Landmark Pacific Partners, L.P. – Series B, Landmark Pacific Partners, L.P. – Series C, Landmark Partners 1907 Fund I, L.P., Landmark Partners 1907 Fund II, L.P., Landmark Partners 1907 Fund III, LP, Landmark Partners Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., Landmark Private Opportunities (FG) 2021, L.P., Landmark Realty Advisors LLC, Landmark Real Estate CT Co-Investment Fund I, L.P., Landmark Real Estate Partners IX Co-Investment Fund, L.P., Landmark Real Estate Partners IX, L.P., Landmark Real Estate Partners Sunshine Co-Investment Fund, L.P., Landmark Real Estate Partners V, L.P., Landmark Real Estate Partners VI Offshore, L.P., Landmark Real Estate Partners VI, L.P., Landmark Real Estate Partners VII Offshore, L.P., Landmark Real Estate Partners VII OPERS Co-Investment, L.P., Landmark Real Estate Partners VII, L.P., Landmark Real Estate Partners VIII Co-Investment Fund, L.P., Landmark Real Estate Partners VIII, L.P., Landmark Real Estate Partners VIII-A, L.P., Landmark Real Estate Partners VIII-Campbell Co-Investment, L.P., Landmark Real Estate Partners IX-Campbell Co-Investment, L.P., Landmark Real Estate Partners VII-IP Co-Investment, L.P., Landmark Real Estate Partners VI-OPERS Co-Investment, L.P., Landmark Sing Co-Investment Fund I, L.P., Landmark Tig Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund II, L.P., Legacy SCM Aggregator, LLC, Luomus Fund, L.P., LWFB Co-Investment Fund I, L.P., MC Ares US RE JV LP, MC European Real Estate Debt Parent LP, MC European Real Estate Debt Parent II, L.P., MC Investments Parent L.P, NCL III - Outside Opportunities B, NCL Investments II - Outside Opportunities Series A, NCL Investments II - Outside Opportunities Series B, NCL Investments II - PE Series, NCL Investments II - RA Series, NCL Investments II - RE Series, NCL Investments III PE Series, NCL Investments III RA Series, NCL Investments III RE Series, NCL Investments III, L.P. Outside Opportunities Series A, NCL Investments IV LP, NCL Investments, L.P. - PE Series, NCL Investments, L.P. - RA Series, NCL Investments, L.P. - RE Series, New CARS OP LLC, Passero 18, L.P., Private Credit Fund C-1 Holdco, LLC – Series 1, Private Credit Fund C-1 Holdco, LLC – Series 2, Private Credit Fund O, LLC, Private Debt Strategies Fund III, L.P., Private Debt Strategies Fund V, L.P., RCS SBIC Fund II, L.P., Ares Management Asia (Shanghai) Limited, Spring Bridge Partners (Longshore), LP, Spring Bridge Partners (PES) Fund, LP, Spring Bridge Partners, L.P., SSG Capital Partners I Side Pocket, L.P., SSG Capital Partners II, L.P., SSG Capital Partners III, LP, SSG Capital Partners IV SIDECAR, L.P., SSG Capital Partners IV, L.P., SSG Capital Partners V SIDECAR, L.P., SSG Capital Partners V, L.P., SSG Secured Lending Opportunities I-A, L.P., SSG Secured Lending Opportunities II, L.P., VEF Group Management, LLC, Wafra Venture Master Fund I, Senior Direct Lending Program, LLC, SDLP SPV LLC, SDLP SPV II LLC

1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067

All Communications, Notices and Orders to:

Michael J Arougheti Chief Executive Officer Ares Management Corporation 1800 Avenue of the Stars, Suite 1400 Los Angeles, CA 90067 (310) 201-4100	Naseem Sagati Aghili General Counsel Ares Management Corporation 1800 Avenue of the Stars, Suite 1400 Los Angeles, CA 90067 (310) 201-4100

Copies to:

Nicole M. Runyan, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800 nicole.runyan@kirkland.com

April 17, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

Ares Capital Corporation, ACAP IV Levered LP, ACAP IV Unlevered LP, ACE III Master Fund, L.P., ACIP Investment Management LLC, ACIP Parallel Fund A, L.P., ACIP Apex Co-Investment, L.P., ACME Private Credit Fund LP, ACOF Investment Management LLC, ACOF IV ATD Co-Invest, L.P., ACOF Operating Manager II, L.P., ACOF Operating Manager III, LLC, ACOF Operating Manager IV, LLC, ACOF Operating Manager, L.P., ADREX Advisor LLC, AEIF Kleen Investor, LLC, AEIF Linden Blocker II LLC, AEPEP III N Strategic Co-Invest, L.P., AEPEP IV N Strategic Co-Invest, L.P., AF V APR Co-Invest, L.P., AIREX Advisor LLC, Ambition Holdings, L.P., APSecurities Manager LP, AREG AC Makena Holdings LLC, AREG Iberian Residential Co-Invest Vehicle SCSp, AREG Iberian Residential Vehicle II SCSp, AREG Kennedy Co-Invest S.C.A., AREG Leopard Partners SCSp, AREG LPKC Partners, L.P., AREG Makena Management L.P., AREOF IV Co-Invest P, L.P., Ares Alternative Credit Management LLC, Ares Apex Pooling, LLC, Ares Asia Management Ltd, Ares ASIP VII Management, L.P., Ares Asset-Backed Loan Fund LP, Ares Badger Fund LP, Ares Cactus Operating Manager, L.P., Ares Capital Europe IV (E) Levered, Ares Capital Europe IV (E) Unlevered, Ares Capital Europe IV (G) Levered, Ares Capital Europe IV (G) Unlevered, Ares Capital Europe V (E) Levered, Ares Capital Europe V (E) Unlevered, Ares Capital Europe V (G) Levered, Ares Capital Europe V (G) Unlevered, Ares Capital Europe VI (E) Levered, Ares Capital Europe VI (E) Unlevered, Ares Capital Europe VI (E) II Levered, L.P., Ares Capital Europe VI (E) II Unlevered, L.P., Ares Capital Europe VI (G) Levered, Ares Capital Europe VI (G) Unlevered, Ares Capital Europe, L.P., Ares Capital Management LLC, Ares Capital Management II LLC, Ares Capital Management III LLC, Ares Centre Street Management, L.P., Ares Centre Street Partnership, L.P., Ares Centre Street Pathfinder Core Plus Partnership LP, Ares CIP (V) Management LLC, Ares Climate Infrastructure Partners, L.P., Ares Climate Infrastructure Partners II, L.P., Ares Climate Infrastructure Partners II-A, L.P., Ares Climate Infrastructure Partners II-B, L.P., Ares Climate Infrastructure Strategies Fund (C), L.P., Ares CLO Funding I, L.P., Ares CLO Funding III LP, Ares CLO Management LLC, Ares CLO Management XXVII, L.P., Ares CLO Management II, LLC, Ares CLO Management IIIR/IVR, L.P., Ares CLO Management VIR, L.P., Ares CLO Management VR, L.P., Ares CLO Management X, L.P., Ares CLO Management XI, L.P., Ares CLO Management XX, L.P.,

: : : : : : : : : : : : : : : : : : : : : : : : :	FIFTH AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Ares CLO Management XXI, L.P., Ares CLO Management XXIX, L.P., Ares CLO Warehouse 2021-6 Ltd., Ares CLO Warehouse 2024-3 Ltd., Ares Commercial Finance LP, Ares Commercial Finance Management, LP, Ares Commercial Real Estate Corporation, Ares Commercial Real Estate Management LLC, Ares Core Infrastructure Fund, Ares Corporate Opportunities Fund Asia, L.P., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., Ares Corporate Opportunities Fund V, L.P., Ares Corporate Opportunities Fund VI Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VI Parallel (TE), L.P., Ares Corporate Opportunities Fund VI, L.P., Ares Corporate Opportunities Fund VII, L.P., Ares Corporate Opportunities Fund VII Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VII Parallel (Lux Foreign), SCSp, Ares Corporate Opportunities Fund VII Parallel (TE), L.P., Ares Credit Hedge Fund LP, Ares Credit Investment Partnership (CP), L.P., Ares Credit Investment Partnership (MD), L.P., Ares Credit Investment Partnership I (V) L.P., Ares Credit Investment Partnership II (A), L.P., Ares Credit Investment Partnership II CD LP, Ares Credit Secondaries LP, Ares Credit Secondaries (Lux) SCSp, Ares Credit Secondaries (Offshore) LP, Ares Credit Strategies Feeder III UK, L.P., Ares Credit Strategies Fund I, L.P., Ares Credit Strategies Fund III, L.P., Ares Credit Strategies Insurance Dedicated Fund - Series of SALI Multi Series Fund LP, Ares CSF III Investment Management, LLC, Ares CSF IV Management LLC, Ares CSF Operating Manager I, LLC, Ares Customized Credit Fund L.P., Ares Direct Finance I LP, Ares Direct Investments (AC) LP, Ares Direct Lending Opportunities LLC, Ares Direct Lending Opportunities Offshore LLC, Ares Direct Lending Opportunities Parallel LLC, Ares Diversified Credit Strategies Fund (S), L.P., Ares Diversified Credit Strategies Fund II (IM), L.P., Ares Diversified Real Estate Exchange LLC, Ares Dynamic Credit Allocation Fund, Inc., Ares EHP Co-Invest Holdings, L.P., Ares EIF Management, LLC, Ares Emerald Private Credit LP, Ares Energy Investors Fund V, L.P., Ares Energy Opportunities Fund A, L.P., Ares Energy Opportunities Fund B, L.P., Ares Energy Opportunities Fund, L.P., Ares Enhanced Credit Opportunities Investment Management II, LLC, Ares Enhanced Credit Opportunities Master Fund II, LTD., Ares Enhanced Loan Investment Strategy Advisor IV, L.P., Ares Enhanced Loan Investment Strategy II, LTD., Ares Enhanced Loan Investment Strategy III, LTD., Ares Enhanced Loan Investment Strategy IR, LTD., Ares Enhanced Loan Management II, L.P., Ares Enhanced Loan Management III, L.P., Ares Enhanced Loan Management IR, L.P., Ares EPIC Co-Invest II, L.P., Ares EPIC Co-Invest, L.P., Ares European CLO II B.V., Ares European CLO IX Designated Activity Company, Ares European CLO VI Designated Activity Company, Ares European CLO VII Designated Activity Company, Ares European CLO VIII Designated Activity Company, Ares European CLO X Designated Activity Company, Ares European CLO XI Designated Activity Company, Ares European CLO XII Designated Activity Company, Ares European CLO XIII Designated Activity Company,

Ares European CLO XIV Designated Activity Company, Ares European CLO XV Designated Activity Company, Ares European CLO XVI Designated Activity Company, Ares European Credit Investments I (C), L.P., Ares European Credit Investments II (G), L.P., Ares European Credit Investments III (K), L.P., Ares European Credit Investments IV (A), L.P., Ares European Credit Investments V (X), L.P., Ares European Credit Investments VI (N), L.P., Ares European Credit Investments VII (CP), L.P., Ares European Credit Investments VIII (M), L.P., Ares European Credit Investments IX (AF), L.P., Ares European Credit Solutions Fund (Master) FCP, Ares European Credit Strategies Fund II (B), L.P., Ares European Credit Strategies Fund III (A), L.P., Ares European Credit Strategies Fund IV (M), L.P., Ares European Credit Strategies Fund IX (C), L.P., Ares European Credit Strategies Fund V (G) L.P., Ares European Credit Strategies Fund VI (B), LP, Ares European Credit Strategies Fund VII (Palo Verde), L.P., Ares European Credit Strategies Fund X (T), L.P., Ares European Credit Strategies Fund XI (S), L.P., Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 1, Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 2, Ares European Loan Funding II, Ares European Loan Funding S.L.P., Ares European Loan Management LLP, Ares European Property Enhancement Parallel Partners III SCSp, Ares European Property Enhancement Partners II, L.P., Ares European Property Enhancement Partners III SCSp, Ares European Property Enhancement Partners IV SCSp, Ares European Real Estate Fund VI SCSp, Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares European Loan Fund (G), Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares U.S. Loan Fund (G), Ares Global High Grade CLO Debt Fund, L.P., Ares Global Loan Funding I Limited, Ares Global Multi-Asset Credit Master Fund, L.P., Ares Global Structured Solutions LP, Ares Global Structured Solutions Master (MA) LP, Ares Global Structured Solutions Master AIV (MA) LP, Ares Ground Lease Partners, L.P., Ares HICOF Operating Manager, L.P., Ares High Income Credit Opportunities Fund II (Master) LP, Ares High Income Credit Opportunities Fund, L.P., Ares High Yield Strategies Fund IV Management, L.P., Ares HRO-C Partners, L.P., Ares ICOF II Management, LLC, Ares ICOF II Master Fund, L.P., Ares ICOF III Fund (CAYMAN) LP, Ares ICOF III Fund (Delaware) LP, Ares ICOF III Management LP, Ares IDF Management LLC, Ares IDF VI Airports Co-Investment LP, Ares IIIR/IVR CLO LTD., Ares Income Opportunity Fund, L.P., Ares Industrial Real Estate Exchange LLC, Ares Industrial Real Estate Fund GP LLC, Ares Industrial Real Estate Fund LP, Ares Industrial Real Estate Fund Manager LLC, Ares Industrial Real Estate Income Trust Inc., Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership I LP, Ares Industrial Real Estate Income Trust Inc.- Build-To-Core Industrial Partnership II LP, Ares Industrial Real Estate Income Trust Inc.-Build-To-Core Industrial Partnership III LLC, Ares Infra Debt Strategies Fund (A), LP, Ares Infrastructure Debt Fund V (ELP), L.P., Ares Infrastructure Debt Fund V (EUR), L.P.,

Ares Infrastructure Debt Fund V (GBP Hedged), L.P., Ares Infrastructure Debt Fund V (JPY), L.P., Ares Infrastructure Debt Fund V (Tranche SMA), L.P., Ares Infrastructure Debt Fund V (USD Hedged), L.P., Ares Infrastructure Debt Fund VI (USD L) LP, Ares Infrastructure Debt Fund VI (USD O U) LP, Ares Infrastructure Debt Fund VI (Ontario USD U) LP, Ares Infrastructure Debt Fund VI (USD U) LP, Ares Infrastructure Debt Asia (ELP No. 1) L.P., Ares Infrastructure Debt Asia (ELP No. 2) L.P., Ares Institutional Credit Fund L.P., Ares Institutional High Yield Master Fund LP, Ares Institutional Loan Fund, L.P., Ares Institutional Structured Credit Management, L.P., Ares Insurance Infrastructure Secondaries Fund I LP, Ares Insurance PE Secondaries Fund I LP, Ares Insurance PE Secondaries Fund II LP, Ares Insurance PE Secondaries Fund III LP, Ares Insurance RE Secondaries Fund I LP, Ares Jasper Fund, L.P., Ares L CLO Ltd., Ares LI CLO Ltd., Ares LII CLO Ltd., Ares LIII CLO Ltd., Ares LIV CLO Ltd., Ares LIX CLO Ltd., Ares Loan Funding I, Ltd., Ares Loan Funding II, Ltd., Ares Loan Funding III, Ltd., Ares Loan Funding VI, Ltd., Ares Loan Funding VII, Ltd., Ares Loan Funding VIII, Ltd., Ares Loan Trust 2011, Ares Loan Trust 2016, Ares LV CLO Ltd. (fka Ares CLO Warehouse 2018-6), Ares LVI CLO Ltd., Ares LVII CLO Ltd., Ares LVIII CLO Ltd., Ares LX CLO Ltd., Ares LXI CLO Ltd., Ares LXII CLO Ltd., Ares LXIII CLO Ltd., Ares LXIV CLO Ltd., Ares LXV CLO Ltd., Ares LXVI CLO Ltd., Ares LXVII CLO Ltd., Ares LXXI CLO Ltd., Ares LXXII CLO Ltd., Ares LXXIV CLO Ltd., Ares LXXI Income Note Ltd., Ares Management Capital Markets LLC, Ares Management Limited, Ares Management LLC, Ares Management Luxembourg S.a.r.l., Ares Management UK Limited, Ares Marina Fund, L.P., Ares MC Credit Secondaries Co LP, Ares Mezzanine Management LLC, Ares Mezzanine Partners, L.P., Ares MIC Asia LP, Ares Midway Partners, L.P., Ares Minerva Co-Invest, L.P., Ares MSCF V (H) Management LLC, Ares Multi-Asset Credit Strategies Fund LP, Ares Multi-Credit Fund LLC, Ares Multi-Credit Fund (IL), LP, Ares Multi-Strategy Credit Fund V (H), L.P., Ares ND Credit Strategies Fund LLC, Ares OC European Debt Partners L.P., Ares OC European Debt Partners II L.P., Ares PA Opportunities Fund, L.P., Ares Pan-European Logistics Partnership, L.P., Ares Pathfinder Core Fund (Offshore), L.P., Ares Pathfinder Core Fund, L.P., Ares Pathfinder Fund (Offshore), L.P., Ares Pathfinder Fund, L.P., Ares Pathfinder Fund II, L.P., Ares Pathfinder Fund II (Offshore), L.P., Ares Pathfinder Park Estate Co-Invest Fund LP, Ares PBN Finance Co. LLC, Ares PBN Finance Co. II LLC, Ares PE Extended Value Fund LP, Ares PG Co-Invest L.P., Ares Priority Loan Co-Invest LP, Ares Prime DC Co-Invest Fund, LP, Ares Private Account Management I, L.P., Ares Private Credit Solutions (Cayman), L.P., Ares Private Credit Solutions (Offshore) II, L.P., Ares Private Credit Solutions II, L.P., Ares Private Credit Solutions, L.P., Ares Private Debt Strategies Fund II, L.P., Ares Private Markets Fund, Ares Private Opportunities (A) LP, Ares Private Opportunities (CP), L.P., Ares Private Opportunities (N) LP, Ares Private Opportunities (NYC), L.P., Ares Private Opportunities (P) LP,

Ares Private Opportunities 2020 (C), LP, Ares RE Secondaries Co-Investment AD Fund LP, Ares Real Estate Enhanced Income Fund, L.P., Ares Real Estate Management Holdings, LLC, Ares Real Estate Income Trust Inc., Ares Real Estate Secured Income Fund, L.P., Ares RF Co-Invest (H), L.P., Ares RF Co-Invest, L.P., Ares RLG Co-Invest Holdings, L.P., Ares RTH Co-Invest LP, Ares SB Co-Invest Fund, L.P., Ares SBIC Investment Management LLC, Ares SCM Co-Invest III, L.P., Ares Secondaries Advisors LLC, Ares Secondaries Infrastructure Solutions III, L.P., Ares Senior Credit Investment Partnership (CP) LP, Ares Senior Credit Master Fund (U) III LP, Ares Senior Credit Master Fund III LP, Ares Senior Direct Lending Master Fund Designated Activity Company, Ares Senior Direct Lending Master Fund II Designated Activity Company, Ares Senior Direct Lending Parallel Fund (L) II, L.P., Ares Senior Direct Lending Parallel Fund (L), L.P., Ares Senior Direct Lending Parallel Fund (U) B, L.P., Ares Senior Direct Lending Parallel Fund (U) II, L.P., Ares Senior Direct Lending Parallel Fund (U), L.P., Ares Senior Loan Trust, Ares Senior Loan Trust Management L.P., Ares SDL Capital Management LLC, Ares SFERS Credit Strategies Fund LLC, Ares SLR Co-Invest Holdings LP, Ares SME (Parallel), L.P., Ares Special Opportunities Fund (Offshore), L.P., Ares Special Opportunities Fund, L.P., Ares Special Opportunities Fund II (Jersey A) L.P., Ares Special Opportunities Fund II (Jersey) L.P., Ares Special Opportunities Fund II (Offshore), L.P., Ares Special Opportunities Fund II, L.P., Ares Special Opportunities Fund III LP, Ares Special Opportunities Fund III Offshore (D) LP, Ares Special Opportunities Fund III Offshore (L) SCSp, Ares Special Situations Fund III, L.P., Ares Special Situations Fund IV, L.P., Ares Sports, Media and Entertainment Finance (Offshore), L.P., Ares Sports, Media and Entertainment Finance, L.P., Ares Sports, Media and Entertainment Finance (Offshore) II LP, Ares Sports, Media and Entertainment Finance II LP, Ares Sports, Media and Entertainment Opportunities LP, Ares Management Asia (Australia) Pty Ltd, Ares Management Asia (Hong Kong) Limited, Ares Management Asia (Cayman) Limited, Ares Management Asia (Mauritius) Ltd, Ares Management Asia (Singapore) Pte. Ltd., Ares Management Asia (Thailand) Limited, Ares SSG Capital Partners VI, L.P., Ares SSG Excelsior Co-Investment, L.P., Ares Asia Direct Lending LP, Ares SSG Secured Lending Opportunities III, L.P., Ares Strategic Income Fund, Ares Strategic Investment Partners IV, Ares Targeted Liquid Asset Strategy LP, Ares UK Credit Strategies, L.P., Ares U.S. CLO Management III LLC – Series A, Ares US Real Estate Fund X, L.P., Ares US Real Estate Fund X-A, L.P., Ares US Real Estate Fund X-B, L.P., Ares US Real Estate Fund XI, L.P., Ares US Real Estate Fund XI-A, L.P., Ares US Real Estate Fund XI-B, L.P., Ares US Real Estate Opportunity Fund III, L.P., Ares US Real Estate Opportunity Fund IV, L.P., Ares US Real Estate Opportunity Management, L.P., Ares US Real Estate Opportunity Parallel Fund III-A, L.P., Ares US Real Estate Opportunity Parallel Fund III-B, L.P., Ares US Real Estate Opportunity Parallel Fund IV-A, L.P.,

Ares US Real Estate Opportunity Parallel Fund IV-B II, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B, L.P., Ares VAL Co-Invest Holdings I, L.P., Ares VAL Co-Invest Holdings II, L.P., Ares VIR CLO LTD., Ares VR CLO, LTD., Ares X CLO LTD., Ares XI CLO LTD., Ares XL CLO Ltd, Ares XLI CLO Ltd, Ares XLII CLO Ltd., Ares XLIII CLO Ltd., Ares XLIV CLO Ltd., Ares XLIX CLO Ltd, Ares XLV CLO Ltd., Ares XLVI CLO LTD, Ares XLVII CLO LTD, Ares XLVIII CLO Ltd., Ares XX CLO LTD, Ares XXI CLO LTD., Ares XXIX CLO LTD, Ares XXVII CLO LTD, Ares XXVIIIR CLO Ltd., Ares XXXIIR CLO Ltd., Ares XXXIR CLO Ltd., ARES XXXIV CLO LTD., Ares XXXIX CLO Ltd., Ares XXXVII CLO, LTD, Ares XXXVIII CLO, LTD, Ares XXXVR CLO Ltd, ASIP Operating Manager IV, LLC, ASOF Delaware Feeder, L.P., ASOF Direct Investments (A), L.P., ASOF Investment Management LLC, Ares Insurance Partners, L.P., Ares Insurance Solutions LLC, Aspida Holdings Ltd., Aspida Life Re Ltd., Aspida Holdings LLC, Aspida Life Insurance Company, Aspida Re Cayman Ltd., ASSF Operating Manager III, LLC, ASSF Operating Manager IV, L.P., BCG BTC III Managing Member LLC, Cal Ares Real Estate Debt Partners, LLC, Chengdu Ares Yuanjing Equity Investment Fund L.P., Chengdu Ares Yuankang Investment Management Co Ltd, Chimney Tops Loan Fund, LLC, CION Ares Diversified Credit Fund, CION Ares Management, LLC, Columbus Opportunity Fund, L.P., Credit Investment Partnership (K) LP, Crestline Denali Capital LLC, Crestline Denali CLO XIV, Ltd., Crestline Denali CLO XV, Ltd., Crestline Denali CLO XVI, Ltd., Crestline Denali CLO XVII, Ltd., Denali Capital CLO X, Ltd., Denali Capital CLO XI, Ltd., Denali Capital CLO XII, Ltd., EIF Channelview Blocker, LLC, EIF Oregon, LLC, Hush Lux S.a.r.l., Industrial Property Advisors Sub III LLC, Ivy Hill Asset Management, L.P., Ivy Hill Investment Holdings, LLC, Ivy Hill Middle Market Credit Fund IV, LTD., Ivy Hill Middle Market Credit Fund IX, LTD, Ivy Hill Middle Market Credit Fund V, LTD., Ivy Hill Middle Market Credit Fund VII, LTD., Ivy Hill Middle Market Credit Fund VIII, LTD., Ivy Hill Middle Market Credit Fund XII, LTD, Ivy Hill Middle Market Credit Fund XIV, Ltd, Ivy Hill Middle Market Credit Fund XVI, Ltd., Ivy Hill Middle Market Credit Fund XVII, Ltd., Ivy Hill Middle Market Credit Fund XIX, Ltd., Ivy Hill Middle Market Credit Fund XX, Ltd., Ivy Hill Middle Market Credit Fund XXI, Ltd., Ivy Hill Middle Market Credit Fund XVIII, Ltd., Ivy Hill Revolver Funding LP, Ivy Hill Revolver Funding II LP, Landmark - NYC Fund I, L.P., Landmark Equity Advisors LLC, Landmark Equity CT Co-Investment Fund I, L.P., Landmark Equity Partners XIII, L.P., Landmark Equity Partners XIII-A, L.P., Landmark Equity Partners XIV, L.P., Landmark Equity Partners XV, L.P., Landmark Equity Partners XVI Co-Investment Fund, L.P., Landmark Equity Partners XVI, L.P., Landmark Equity Partners XVII Co-Investment Fund, L.P., Landmark Equity Partners XVII, L.P, Landmark Equity Partners XVII-B, L.P., Landmark Growth Capital Partners, L.P., Landmark Hudson Partners I, L.P., Landmark IAM Growth Capital, L.P.,

Landmark IAM Real Estate Partnership V, L.P., Landmark Infrastructure Partners II, L.P., Landmark Pacific Partners II, L.P., Landmark Pacific Partners, L.P. – Series A, Landmark Pacific Partners, L.P. – Series B, Landmark Pacific Partners, L.P. – Series C, Landmark Partners 1907 Fund I, L.P., Landmark Partners 1907 Fund II, L.P., Landmark Partners 1907 Fund III, LP, Landmark Partners Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., Landmark Private Opportunities (FG) 2021, L.P., Landmark Realty Advisors LLC, Landmark Real Estate CT Co-Investment Fund I, L.P., Landmark Real Estate Partners IX Co-Investment Fund, L.P., Landmark Real Estate Partners IX, L.P., Landmark Real Estate Partners Sunshine Co-Investment Fund, L.P., Landmark Real Estate Partners V, L.P., Landmark Real Estate Partners VI Offshore, L.P., Landmark Real Estate Partners VI, L.P., Landmark Real Estate Partners VII Offshore, L.P., Landmark Real Estate Partners VII OPERS Co-Investment, L.P., Landmark Real Estate Partners VII, L.P., Landmark Real Estate Partners VIII Co-Investment Fund, L.P., Landmark Real Estate Partners VIII, L.P., Landmark Real Estate Partners VIII-A, L.P., Landmark Real Estate Partners VIII-Campbell Co-Investment, L.P., Landmark Real Estate Partners IX-Campbell Co-Investment, L.P., Landmark Real Estate Partners VII-IP Co-Investment, L.P., Landmark Real Estate Partners VI-OPERS Co-Investment, L.P., Landmark Sing Co-Investment Fund I, L.P., Landmark Tig Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund II, L.P., Legacy SCM Aggregator, LLC, Luomus Fund, L.P., LWFB Co-Investment Fund I, L.P., MC Ares US RE JV LP, MC European Real Estate Debt Parent LP, MC European Real Estate Debt Parent II, L.P., MC Investments Parent L.P, NCL III - Outside Opportunities B, NCL Investments II - Outside Opportunities Series A, NCL Investments II - Outside Opportunities Series B, NCL Investments II - PE Series, NCL Investments II - RA Series, NCL Investments II - RE Series, NCL Investments III PE Series, NCL Investments III RA Series, NCL Investments III RE Series, NCL Investments III, L.P. Outside Opportunities Series A, NCL Investments IV LP, NCL Investments, L.P. - PE Series, NCL Investments, L.P. - RA Series, NCL Investments, L.P. - RE Series, New CARS OP LLC, Passero 18, L.P., Private Credit Fund C-1 Holdco, LLC – Series 1, Private Credit Fund C-1 Holdco, LLC – Series 2, Private Credit Fund O, LLC, Private Debt Strategies Fund III, L.P., Private Debt Strategies Fund V, L.P., RCS SBIC Fund II, L.P., Ares Management Asia (Shanghai) Limited, Spring Bridge Partners (Longshore), LP, Spring Bridge Partners (PES) Fund, LP, Spring Bridge Partners, L.P., SSG Capital Partners I Side Pocket, L.P., SSG Capital Partners II, L.P., SSG Capital Partners III, LP, SSG Capital Partners IV SIDECAR, L.P., SSG Capital Partners IV, L.P., SSG Capital Partners V SIDECAR, L.P., SSG Capital Partners V, L.P., SSG Secured Lending Opportunities I-A, L.P., SSG Secured Lending Opportunities II, L.P., VEF Group Management, LLC, Wafra Venture Master Fund I, Senior Direct Lending Program, LLC, SDLP SPV LLC, SDLP SPV II LLC

1800 Avenue of the Stars, Suite 1400

Los Angeles, CA 90067

File No. 812-15483

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January 18, 2017 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•	Ares Capital Corporation (“ARCC”), a closed-end non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Act;

•	Ares Strategic Income Fund (“ASIF”), a closed-end non-diversified management investment company that has elected to be regulated as a BDC under the Act;

•	Ares Capital Management LLC (“ACM”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as investment adviser to ARCC and ASIF;

•	CION Ares Diversified Credit Fund (“CADEX”), a diversified, closed-end management investment company registered under the Act;

•	Ares Private Markets Fund (“APMF”), a non-diversified, closed-end management investment company registered under the Act;

•	Ares Core Infrastructure Fund (“ACI”), a non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the Act;

•	Ares Dynamic Credit Allocation Fund, Inc. (“ARDC,” and together with ARCC, ASIF, CADEX, APMF and ACI, the “Existing Regulated Funds”), a closed-end diversified management investment company registered under the Act;

•	CION Ares Management LLC (“CAM”), an investment adviser registered with the Commission under the Advisers Act, which serves as CADEX’s investment adviser;

•	Ares Capital Management II LLC (“ACM II,” and together with ACM and CAM, the “Existing Advisers to Regulated Funds”), an investment adviser registered with the Commission under the Advisers Act, which serves as investment adviser to ARDC, APMF and ACI, and as sub-adviser to CADEX;

•	Ivy Hill Asset Management L.P. (“Ivy Hill”), an investment adviser registered with the Commission under the Advisers Act, that is a wholly owned portfolio company of ARCC;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	Ares Capital Corporation, et al. (File No. 812-13603) Release. No. IC-32427 (January 18, 2017) (order), Release No. IC-32399 (December 22, 2016) (notice), as amended by Ares Capital Corporation, et al. (File No. 812-15368) Release. No. IC-34722 (September 30, 2022) (order), Release No. IC-34699 (September 8, 2022) (notice).

•	Senior Direct Lending Program, LLC (“SDLP”), a Joint Venture (defined below) of ARCC and its Wholly-Owned Investment Subs (defined below) as identified on Appendix A;

•	The investment advisers to the Existing Affiliated Funds (defined below) that are identified in Appendix A (“Existing Advisers to Affiliated Funds,” and together with the Existing Advisers to Regulated Funds and Ivy Hill, the “Existing Advisers”), each of which is registered as an investment adviser under the Advisers Act;

•	The investment vehicles identified in Appendix A, each of which is a separate and distinct legal entity that would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act (the “Existing Affiliated Funds”); and

•	Any Existing Adviser that acts in a principal capacity or any other affiliate of an Existing Adviser identified in Appendix A, that, from time to time, will hold various financial assets in a principal capacity and intends to participate in Co-Investment Transactions (in such capacity, the “Existing Proprietary Accounts,” and, together with the Existing Affiliated Funds, the Existing Regulated Funds and the Existing Advisers, the “Applicants”).[3]

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

[4]	“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means either (i) with respect to ARCC, the BDC Downstream Funds managed by Ivy Hill as identified on Appendix A, or (ii) with respect to any Regulated Fund that is a business development company, an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser. To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[7]	“Adviser” means the Existing Advisers, and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Adviser” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

Each Applicant below may be deemed to be directly or indirectly controlled by Ares Management Corporation (“Ares Management”), a publicly traded corporation and the parent company of the Advisers. Ares Management thus may be deemed to control the Regulated Funds and the Affiliated Funds. Ares Management, however, is a holding company and is not an investment adviser, and does not currently offer investment advisory services to any person and is not expected to do so in the future, and will not be the source of any Potential Co-Investment Transactions under the requested Order. Accordingly, Ares Management has not been included as an Applicant.

A.             Ares Capital Corporation

ARCC, a Maryland corporation, is a closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the Act. ARCC’s investment objective is to generate both current income and capital appreciation through debt and equity investments.

ARCC’s business and affairs are managed under the direction of a Board, which currently consists of ten members, six of whom are Independent Directors.9 ARCC’s Board has delegated daily management and investment authority to ACM pursuant to an investment advisory and management agreement.

B.             CION Ares Diversified Credit Fund

CADEX, a Delaware statutory trust, is a diversified closed-end management investment company that is registered under the Act. CADEX’s investment objective is to provide superior risk-adjusted returns across various market cycles by investing in a diversified portfolio of liquid and illiquid asset classes.

CADEX’s business and affairs are managed under the direction of a Board, which currently consists of nine members, five of whom are Independent Directors. CAM serves as CADEX’s investment adviser and ACM II serves as CADEX’s investment sub-adviser.

C.             Ares Dynamic Credit Allocation Fund, Inc.

ARDC, a Maryland corporation, is a diversified closed-end management investment company that is registered under the Act. ARDC’s investment objective is to seek an attractive risk adjusted level of total return, primarily through current income and, secondarily, through capital appreciation.

ARDC’s business and affairs are managed under the direction of a Board, which currently consists of five members, three of whom are Independent Directors. ACM II serves as ARDC’s investment adviser pursuant to an investment advisory agreement.

D.             Ares Strategic Income Fund

ASIF, a Delaware statutory trust, is a closed-end management investment company that has elected to be regulated as a BDC under the Act. ASIF’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation.

ASIF’s business and affairs are managed under the direction of a Board, which currently consists of seven members, four of whom are Independent Directors. ACM serves as ASIF’s investment adviser pursuant to an investment advisory and management agreement.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

E.             Ares Private Markets Fund

APMF, a Delaware statutory trust, is a non-diversified closed-end management investment company registered under the Act. APMF’s investment objective is to seek attractive long-term capital appreciation.

APMF’s business and affairs are managed under the direction of a Board, which currently consists of eight members, five of whom are Independent Directors. ACM II serves as APMF’s investment adviser pursuant to an investment advisory agreement.

F.             Ares Core Infrastructure Fund

ACI, a Delaware statutory trust, is a non-diversified closed-end management investment company that has elected to be regulated as a BDC under the Act. ACI’s investment objective is to generate attractive risk-adjusted total returns consisting primarily of current income and, secondarily, of capital appreciation

ACI’s business and affairs are managed under the direction of a Board, which currently consists of five members, three of whom are Independent Directors. ACM II serves as ACI’s investment adviser pursuant to an investment advisory agreement.

G.             Ivy Hill

Ivy Hill is ARCC’s indirect wholly owned portfolio company that manages the investment and reinvestment of the assets of the existing BDC Downstream Funds identified on Appendix A. Ivy Hill is a Delaware limited partnership that is registered as an investment adviser under the Advisers Act. As of December 31, 2024, Ivy Hill had assets under management (“RAUM”) of approximately $12.5 billion. RAUM is calculated by aggregating the gross value of all securities accounts for which Ivy Hill provides continuous and regular supervisory or management services.

H.             Ares Capital Management

ACM, a Delaware limited liability company, is registered as an investment adviser under the Advisers Act and serves as the investment adviser to ARCC and ASIF. As of December 31, 2024, ACM had RAUM of approximately $85.1 billion. RAUM is calculated by aggregating the gross value of all securities accounts for which ACM provides continuous and regular supervisory or management services.

I.              Ares Capital Management II

ACM II, a Delaware limited liability company, is registered as an investment adviser under the Advisers Act. ACM II serves as investment adviser to ARDC, APMF and ACI and as sub-adviser to CADEX. As of December 31, 2024, ACM II had RAUM of approximately $9.0 billion. RAUM is calculated by aggregating the gross value of all securities accounts for which ACM II provides continuous and regular supervisory or management services.

J.             CION Ares Management LLC

CAM, a Delaware limited liability company, is registered as an investment adviser under the Advisers Act. CAM serves as investment adviser to CADEX. CAM is a joint venture between affiliates of Ares Management and affiliates of CION Investment Group, LLC. As of December 31, 2024, CAM had RAUM of approximately $6.8 billion. RAUM is calculated by aggregating the gross value of all securities accounts for which CAM provides continuous and regular supervisory or management services.

K.             Senior Direct Lending Program, LLC

SDLP is a Joint Venture of ARCC. SDLP was established with Varagon Capital Partners, L.P. to make certain first lien senior secured loans, including certain stretch senior and unitranche loans, primarily to U.S. middle-market companies. SDLP may generally commit and hold individual loans of up to $450 million. ARCC may directly co-invest with SDLP to accommodate larger transactions. All portfolio decisions and generally all other decisions for SDLP must be approved by an investment committee of SDLP consisting of representatives of ARCC and Varagon Capital Corporation (with approval from a representative of each required).

L.             Existing Advisers to Affiliated Funds, Existing Affiliated Funds and Existing Proprietary Accounts

The Existing Advisers to Affiliated Funds are the investment advisers to the Existing Affiliated Funds.10 Each of the Existing Advisers to Affiliated Funds is registered as an investment adviser under the Advisers Act. A complete list of the Existing Affiliated Funds and the Existing Advisers to Affiliated Funds is included in Appendix A.

The Existing Proprietary Accounts will, from time to time, hold various financial assets in a principal capacity. Ares Management and its affiliates have various business lines that they may operate through wholly- or majority-owned subsidiaries, and the subsidiaries that exist and currently intend to participate in the proposed Co-Investment Program have been included as Applicants herein. The Existing Proprietary Accounts are included in Appendix A.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.             Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

[10]	In the future, the Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.
[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.             Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are each indirect subsidiaries of Ares Management, are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.             Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1.             Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2.             Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.
[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

3.             Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4.             No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5.             Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

6.             Dispositions:

(a)           Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)           Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[17]	The Affiliated Entities may adopt shared Co-Investment Policies.
[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

7.             Board Oversight

(a)           Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)           Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)           At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)           Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)           The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8.             Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9.             In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.             Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

[20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

B.             Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.             Communications

Please address all communications concerning this Application, the Notice and the Order to:

Michael J Arougheti Chief Executive Officer Ares Management Corporation 1800 Avenue of the Stars, Suite 1400 Los Angeles, CA 90067 (310) 201-4100	Naseem Sagati Aghili General Counsel Ares Management Corporation 1800 Avenue of the Stars, Suite 1400 Los Angeles, CA 90067 (310) 201-4100

[21]	See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Nicole M. Runyan, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800 nicole.runyan@kirkland.com

B.             Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 17th day of April, 2025.

ARES CAPITAL CORPORATION

By:	/s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: General Counsel, Vice President and Secretary

ARES CORE INFRASTRUCTURE FUND

By:	/s/ Noah Ehrenpreis
Name: Noah Ehrenpreis
Title: Vice President and Assistant Secretary

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: General Counsel and Secretary

ARES PRIVATE MARKETS FUND

By:	/s/ Matthew Jill
Name: Matthew Jill
Title: Vice President and Assistant Secretary

ARES STRATEGIC INCOME FUND

By:	/s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: General Counsel and Secretary

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: General Counsel and Secretary

ACAP IV Levered LP, ACAP IV Unlevered LP, ACE III Master Fund, L.P., ACIP Investment Management LLC, ACIP Parallel Fund A, L.P., ACIP Apex Co-Investment, L.P., ACME Private Credit Fund LP, ACOF Investment Management LLC, ACOF IV ATD Co-Invest, L.P., ACOF Operating Manager II, L.P., ACOF Operating Manager III, LLC, ACOF Operating Manager IV, LLC, ACOF Operating Manager, L.P., ADREX Advisor LLC, AEIF Kleen Investor, LLC, AEIF Linden Blocker II LLC, AEPEP III N Strategic Co-Invest, L.P., AEPEP IV N Strategic Co-Invest, L.P., AF V APR Co-Invest, L.P., AIREX Advisor LLC, Ambition Holdings, L.P., APSecurities Manager LP, AREG AC Makena Holdings LLC, AREG Iberian Residential Co-Invest Vehicle SCSp, AREG Iberian Residential Vehicle II SCSp, AREG Kennedy Co-Invest S.C.A., AREG Leopard Partners SCSp, AREG LPKC Partners, L.P., AREG Makena Management L.P., AREOF IV Co-Invest P, L.P., Ares Alternative Credit Management LLC, Ares Apex Pooling, LLC, Ares Asia Management Ltd, Ares ASIP VII Management, L.P., Ares Asset-Backed Loan Fund LP, Ares Badger Fund LP, Ares Cactus Operating Manager, L.P., Ares Capital Europe IV (E) Levered, Ares Capital Europe IV (E) Unlevered, Ares Capital Europe IV (G) Levered, Ares Capital Europe IV (G) Unlevered, Ares Capital Europe V (E) Levered, Ares Capital Europe V (E) Unlevered, Ares Capital Europe V (G) Levered, Ares Capital Europe V (G) Unlevered, Ares Capital Europe VI (E) Levered, Ares Capital Europe VI (E) Unlevered, Ares Capital Europe VI (E) II Levered, L.P., Ares Capital Europe VI (E) II Unlevered, L.P., Ares Capital Europe VI (G) Levered, Ares Capital Europe VI (G) Unlevered, Ares Capital Europe, L.P., Ares Capital Management LLC, Ares Capital Management II LLC, Ares Capital Management III LLC, Ares Centre Street Management, L.P., Ares Centre Street Partnership, L.P., Ares Centre Street Pathfinder Core Plus Partnership LP, Ares CIP (V) Management LLC, Ares Climate Infrastructure Partners, L.P., Ares Climate Infrastructure Partners II, L.P., Ares Climate Infrastructure Partners II-A, L.P., Ares Climate Infrastructure Partners II-B, L.P., Ares Climate Infrastructure Strategies Fund (C), L.P., Ares CLO Funding I, L.P., Ares CLO Funding III LP, Ares CLO Management LLC, Ares CLO Management XXVII, L.P., Ares CLO Management II, LLC, Ares CLO Management IIIR/IVR, L.P., Ares CLO Management VIR, L.P., Ares CLO Management VR, L.P., Ares CLO Management X, L.P., Ares CLO Management XI, L.P., Ares CLO Management XX, L.P., Ares CLO Management XXI, L.P., Ares CLO Management XXIX, L.P., Ares CLO Warehouse 2021-6 Ltd., Ares CLO Warehouse 2024-3 Ltd., Ares Commercial Finance LP, Ares Commercial Finance Management, LP, Ares Commercial Real Estate Corporation, Ares Commercial Real Estate Management LLC, Ares Corporate Opportunities Fund Asia, L.P., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., Ares Corporate Opportunities Fund V, L.P., Ares Corporate Opportunities Fund VI Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VI Parallel (TE), L.P., Ares Corporate Opportunities Fund VI, L.P., Ares Corporate Opportunities Fund VII, L.P., Ares Corporate Opportunities Fund VII Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VII Parallel (Lux Foreign), SCSp, Ares Corporate Opportunities Fund VII Parallel (TE), L.P., Ares Credit Hedge Fund LP, Ares Credit Investment Partnership (CP), L.P., Ares Credit Investment Partnership (MD), L.P., Ares Credit Investment Partnership I (V) L.P., Ares Credit Investment Partnership II (A), L.P., Ares Credit Investment Partnership II CD LP, Ares Credit Secondaries LP, Ares Credit Secondaries (Lux) SCSp, Ares Credit Secondaries (Offshore) LP, Ares Credit Strategies Feeder III UK, L.P., Ares Credit Strategies Fund I, L.P., Ares Credit Strategies Fund III, L.P., Ares Credit Strategies Insurance Dedicated Fund - Series of SALI Multi Series Fund LP, Ares CSF III Investment Management, LLC, Ares CSF IV Management LLC, Ares CSF Operating Manager I, LLC, Ares Customized Credit Fund L.P., Ares Direct Finance I LP, Ares Direct Investments (AC) LP, Ares Direct Lending Opportunities LLC, Ares Direct Lending Opportunities Offshore LLC, Ares Direct Lending Opportunities Parallel LLC, Ares Diversified Credit Strategies Fund (S), L.P., Ares Diversified Credit Strategies Fund II (IM), L.P., Ares Diversified Real Estate Exchange LLC, Ares EHP Co-Invest Holdings, L.P., Ares EIF Management, LLC, Ares Emerald Private Credit LP, Ares Energy Investors Fund V, L.P., Ares Energy Opportunities Fund A, L.P., Ares Energy Opportunities Fund B, L.P., Ares Energy Opportunities Fund, L.P., Ares Enhanced Credit

Opportunities Investment Management II, LLC, Ares Enhanced Credit Opportunities Master Fund II, LTD., Ares Enhanced Loan Investment Strategy Advisor IV, L.P., Ares Enhanced Loan Investment Strategy II, LTD., Ares Enhanced Loan Investment Strategy III, LTD., Ares Enhanced Loan Investment Strategy IR, LTD., Ares Enhanced Loan Management II, L.P., Ares Enhanced Loan Management III, L.P., Ares Enhanced Loan Management IR, L.P., Ares EPIC Co-Invest II, L.P., Ares EPIC Co-Invest, L.P., Ares European CLO II B.V., Ares European CLO IX Designated Activity Company, Ares European CLO VI Designated Activity Company, Ares European CLO VII Designated Activity Company, Ares European CLO VIII Designated Activity Company, Ares European CLO X Designated Activity Company, Ares European CLO XI Designated Activity Company, Ares European CLO XII Designated Activity Company, Ares European CLO XIII Designated Activity Company, Ares European CLO XIV Designated Activity Company, Ares European CLO XV Designated Activity Company, Ares European CLO XVI Designated Activity Company, Ares European Credit Investments I (C), L.P., Ares European Credit Investments II (G), L.P., Ares European Credit Investments III (K), L.P., Ares European Credit Investments IV (A), L.P., Ares European Credit Investments V (X), L.P., Ares European Credit Investments VI (N), L.P., Ares European Credit Investments VII (CP), L.P., Ares European Credit Investments VIII (M), L.P., Ares European Credit Investments IX (AF), L.P., Ares European Credit Solutions Fund (Master) FCP, Ares European Credit Strategies Fund II (B), L.P., Ares European Credit Strategies Fund III (A), L.P., Ares European Credit Strategies Fund IV (M), L.P., Ares European Credit Strategies Fund IX (C), L.P., Ares European Credit Strategies Fund V (G) L.P., Ares European Credit Strategies Fund VI (B), LP, Ares European Credit Strategies Fund VII (Palo Verde), L.P., Ares European Credit Strategies Fund X (T), L.P., Ares European Credit Strategies Fund XI (S), L.P., Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 1, Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 2, Ares European Loan Funding II, Ares European Loan Funding S.L.P., Ares European Loan Management LLP, Ares European Property Enhancement Parallel Partners III SCSp, Ares European Property Enhancement Partners II, L.P., Ares European Property Enhancement Partners III SCSp, Ares European Property Enhancement Partners IV SCSp, Ares European Real Estate Fund VI SCSp, Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares European Loan Fund (G), Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares U.S. Loan Fund (G), Ares Global High Grade CLO Debt Fund, L.P., Ares Global Loan Funding I Limited, Ares Global Multi-Asset Credit Master Fund, L.P., Ares Global Structured Solutions LP, Ares Global Structured Solutions Master (MA) LP, Ares Global Structured Solutions Master AIV (MA) LP, Ares Ground Lease Partners, L.P., Ares HICOF Operating Manager, L.P., Ares High Income Credit Opportunities Fund II (Master) LP, Ares High Income Credit Opportunities Fund, L.P., Ares High Yield Strategies Fund IV Management, L.P., Ares HRO-C Partners, L.P., Ares ICOF II Management, LLC, Ares ICOF II Master Fund, L.P., Ares ICOF III Fund (CAYMAN) LP, Ares ICOF III Fund (Delaware) LP, Ares ICOF III Management LP, Ares IDF Management LLC, Ares IDF VI Airports Co-Investment LP, Ares IIIR/IVR CLO LTD., Ares Income Opportunity Fund, L.P., Ares Industrial Real Estate Exchange LLC, Ares Industrial Real Estate Fund GP LLC, Ares Industrial Real Estate Fund LP, Ares Industrial Real Estate Fund Manager LLC, Ares Industrial Real Estate Income Trust Inc., Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership I LP, Ares Industrial Real Estate Income Trust Inc.- Build-To-Core Industrial Partnership II LP, Ares Industrial Real Estate Income Trust Inc.-Build-To-Core Industrial Partnership III LLC, Ares Infra Debt Strategies Fund (A), LP, Ares Infrastructure Debt Fund V (ELP), L.P., Ares Infrastructure Debt Fund V (EUR), L.P., Ares Infrastructure Debt Fund V (GBP Hedged), L.P., Ares Infrastructure Debt Fund V (JPY), L.P., Ares Infrastructure Debt Fund V (Tranche SMA), L.P., Ares Infrastructure Debt Fund V (USD Hedged), L.P., Ares Infrastructure Debt Fund VI (USD L) LP, Ares Infrastructure Debt Fund VI (USD O U) LP, Ares Infrastructure Debt Fund VI (Ontario USD U) LP, Ares Infrastructure Debt Fund VI (USD U) LP, Ares Infrastructure Debt Asia (ELP No. 1) L.P., Ares Infrastructure Debt Asia (ELP No. 2) L.P., Ares Institutional Credit Fund L.P., Ares Institutional High Yield Master Fund LP, Ares Institutional Loan Fund, L.P., Ares Institutional Structured Credit Management, L.P., Ares Insurance Infrastructure Secondaries Fund I LP, Ares Insurance PE Secondaries Fund I LP, Ares Insurance PE Secondaries Fund II LP, Ares Insurance PE Secondaries Fund III LP, Ares Insurance RE Secondaries Fund I LP, Ares Jasper Fund, L.P., Ares L CLO Ltd., Ares LI CLO Ltd., Ares LII CLO Ltd., Ares LIII CLO Ltd., Ares LIV CLO Ltd., Ares LIX CLO Ltd., Ares Loan Funding I, Ltd., Ares Loan Funding II, Ltd., Ares Loan Funding III, Ltd., Ares Loan Funding VI, Ltd., Ares Loan Funding VII, Ltd., Ares Loan Funding VIII, Ltd., Ares Loan Trust 2011, Ares Loan Trust 2016, Ares LV CLO Ltd. (fka Ares CLO Warehouse 2018-6), Ares LVI CLO Ltd., Ares LVII CLO Ltd., Ares LVIII CLO Ltd., Ares LX CLO Ltd., Ares LXI CLO Ltd., Ares LXII CLO Ltd., Ares LXIII CLO Ltd., Ares LXIV CLO Ltd., Ares LXV CLO Ltd., Ares LXVI CLO Ltd., Ares LXVII CLO Ltd., Ares LXXI CLO Ltd., Ares LXXII CLO Ltd., Ares LXXIV CLO Ltd., Ares LXXI Income Note Ltd., Ares Management Limited, Ares Management LLC, Ares Management Luxembourg S.a.r.l., Ares Management UK Limited, Ares Marina Fund, L.P., Ares MC Credit Secondaries Co LP, Ares Mezzanine Management LLC, Ares Mezzanine Partners, L.P., Ares MIC Asia LP, Ares Midway Partners, L.P., Ares Minerva Co-Invest, L.P., Ares MSCF V (H) Management LLC, Ares Multi-Asset Credit Strategies Fund LP, Ares Multi-Credit Fund LLC, Ares Multi-Credit Fund (IL), LP,

Ares Multi-Strategy Credit Fund V (H), L.P., Ares ND Credit Strategies Fund LLC, Ares OC European Debt Partners L.P., Ares OC European Debt Partners II L.P., Ares PA Opportunities Fund, L.P., Ares Pan-European Logistics Partnership, L.P., Ares Pathfinder Core Fund (Offshore), L.P., Ares Pathfinder Core Fund, L.P., Ares Pathfinder Fund (Offshore), L.P., Ares Pathfinder Fund, L.P., Ares Pathfinder Fund II, L.P., Ares Pathfinder Fund II (Offshore), L.P., Ares Pathfinder Park Estate Co-Invest Fund LP, Ares PBN Finance Co. LLC, Ares PBN Finance Co. II LLC, Ares PE Extended Value Fund LP, Ares PG Co-Invest L.P., Ares Priority Loan Co-Invest LP, Ares Prime DC Co-Invest Fund, LP, Ares Private Account Management I, L.P., Ares Private Credit Solutions (Cayman), L.P., Ares Private Credit Solutions (Offshore) II, L.P., Ares Private Credit Solutions II, L.P., Ares Private Credit Solutions, L.P., Ares Private Debt Strategies Fund II, L.P., Ares Private Opportunities (A) LP, Ares Private Opportunities (CP), L.P., Ares Private Opportunities (N) LP, Ares Private Opportunities (NYC), L.P., Ares Private Opportunities (P) LP, Ares Private Opportunities 2020 (C), LP, Ares RE Secondaries Co-Investment AD Fund LP, Ares Real Estate Enhanced Income Fund, L.P., Ares Real Estate Management Holdings, LLC, Ares Real Estate Income Trust Inc., Ares Real Estate Secured Income Fund, L.P., Ares RF Co-Invest (H), L.P., Ares RF Co-Invest, L.P., Ares RLG Co-Invest Holdings, L.P., Ares RTH Co-Invest LP, Ares SB Co-Invest Fund, L.P., Ares SBIC Investment Management LLC, Ares SCM Co-Invest III, L.P., Ares Secondaries Advisors LLC, Ares Secondaries Infrastructure Solutions III, L.P., Ares Senior Credit Investment Partnership (CP) LP, Ares Senior Credit Master Fund (U) III LP, Ares Senior Credit Master Fund III LP, Ares Senior Direct Lending Master Fund Designated Activity Company, Ares Senior Direct Lending Master Fund II Designated Activity Company, Ares Senior Direct Lending Parallel Fund (L) II, L.P., Ares Senior Direct Lending Parallel Fund (L), L.P., Ares Senior Direct Lending Parallel Fund (U) B, L.P., Ares Senior Direct Lending Parallel Fund (U) II, L.P., Ares Senior Direct Lending Parallel Fund (U), L.P., Ares Senior Loan Trust, Ares Senior Loan Trust Management L.P., Ares SDL Capital Management LLC, Ares SFERS Credit Strategies Fund LLC, Ares SLR Co-Invest Holdings LP, Ares SME (Parallel), L.P., Ares Special Opportunities Fund (Offshore), L.P., Ares Special Opportunities Fund, L.P., Ares Special Opportunities Fund II (Jersey A) L.P., Ares Special Opportunities Fund II (Jersey) L.P., Ares Special Opportunities Fund II (Offshore), L.P., Ares Special Opportunities Fund II, L.P., Ares Special Opportunities Fund III LP, Ares Special Opportunities Fund III Offshore (D) LP, Ares Special Opportunities Fund III Offshore (L) SCSp, Ares Special Situations Fund III, L.P., Ares Special Situations Fund IV, L.P., Ares Sports, Media and Entertainment Finance (Offshore), L.P., Ares Sports, Media and Entertainment Finance, L.P., Ares Sports, Media and Entertainment Finance (Offshore) II LP, Ares Sports, Media and Entertainment Finance II LP, Ares Sports, Media and Entertainment Opportunities LP, Ares Management Asia (Australia) Pty Ltd, Ares Management Asia (Hong Kong) Limited, Ares Management Asia (Cayman) Limited, Ares Management Asia (Mauritius) Ltd, Ares Management Asia (Singapore) Pte. Ltd., Ares Management Asia (Thailand) Limited, Ares SSG Capital Partners VI, L.P., Ares SSG Excelsior Co-Investment, L.P., Ares Asia Direct Lending LP, Ares SSG Secured Lending Opportunities III, L.P., Ares Strategic Investment Partners IV, Ares Targeted Liquid Asset Strategy LP, Ares UK Credit Strategies, L.P., Ares U.S. CLO Management III LLC – Series A, Ares US Real Estate Fund X, L.P., Ares US Real Estate Fund X-A, L.P., Ares US Real Estate Fund X-B, L.P., Ares US Real Estate Fund XI, L.P., Ares US Real Estate Fund XI-A, L.P., Ares US Real Estate Fund XI-B, L.P., Ares US Real Estate Opportunity Fund III, L.P., Ares US Real Estate Opportunity Fund IV, L.P., Ares US Real Estate Opportunity Management, L.P., Ares US Real Estate Opportunity Parallel Fund III-A, L.P., Ares US Real Estate Opportunity Parallel Fund III-B, L.P., Ares US Real Estate Opportunity Parallel Fund IV-A, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B II, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B, L.P., Ares VAL Co-Invest Holdings I, L.P., Ares VAL Co-Invest Holdings II, L.P., Ares VIR CLO LTD., Ares VR CLO, LTD., Ares X CLO LTD., Ares XI CLO LTD., Ares XL CLO Ltd, Ares XLI CLO Ltd, Ares XLII CLO Ltd., Ares XLIII CLO Ltd., Ares XLIV CLO Ltd., Ares XLIX CLO Ltd, Ares XLV CLO Ltd., Ares XLVI CLO LTD, Ares XLVII CLO LTD, Ares XLVIII CLO Ltd., Ares XX CLO LTD, Ares XXI CLO LTD., Ares XXIX CLO LTD, Ares XXVII CLO LTD, Ares XXVIIIR CLO Ltd., Ares XXXIIR CLO Ltd., Ares XXXIR CLO Ltd., ARES XXXIV CLO LTD., Ares XXXIX CLO Ltd., Ares XXXVII CLO, LTD, Ares XXXVIII CLO, LTD, Ares XXXVR CLO Ltd, ASIP Operating Manager IV, LLC, ASOF Delaware Feeder, L.P., ASOF Direct Investments (A), L.P., ASOF Investment Management LLC, Ares Insurance Partners, L.P., Ares Insurance Solutions LLC, Aspida Holdings Ltd., Aspida Life Re Ltd., Aspida Holdings LLC, Aspida Life Insurance Company, Aspida Re Cayman Ltd., ASSF Operating Manager III, LLC, ASSF Operating Manager IV, L.P., BCG BTC III Managing Member LLC, Cal Ares Real Estate Debt Partners, LLC, Chengdu Ares Yuanjing Equity Investment Fund L.P., Chengdu Ares Yuankang Investment Management Co Ltd, Chimney Tops Loan Fund, LLC, CION Ares Management, LLC, Columbus Opportunity Fund, L.P., Credit Investment Partnership (K) LP, Crestline Denali Capital LLC, Crestline Denali CLO XIV, Ltd., Crestline Denali CLO XV, Ltd., Crestline Denali CLO XVI, Ltd., Crestline Denali CLO XVII, Ltd., Denali Capital CLO X, Ltd., Denali Capital CLO XI, Ltd., Denali Capital CLO XII, Ltd., EIF Channelview Blocker, LLC, EIF Oregon, LLC, Hush Lux S.a.r.l., Industrial Property Advisors Sub III LLC, Ivy Hill Asset Management, L.P., Ivy Hill Investment Holdings, LLC,

Ivy Hill Middle Market Credit Fund IV, LTD., Ivy Hill Middle Market Credit Fund IX, LTD, Ivy Hill Middle Market Credit Fund V, LTD., Ivy Hill Middle Market Credit Fund VII, LTD., Ivy Hill Middle Market Credit Fund VIII, LTD., Ivy Hill Middle Market Credit Fund XII, LTD, Ivy Hill Middle Market Credit Fund XIV, Ltd, Ivy Hill Middle Market Credit Fund XVI, Ltd., Ivy Hill Middle Market Credit Fund XVII, Ltd., Ivy Hill Middle Market Credit Fund XIX, Ltd., Ivy Hill Middle Market Credit Fund XX, Ltd., Ivy Hill Middle Market Credit Fund XXI, Ltd., Ivy Hill Middle Market Credit Fund XVIII, Ltd., Ivy Hill Revolver Funding LP, Ivy Hill Revolver Funding II LP, Landmark - NYC Fund I, L.P., Landmark Equity Advisors LLC, Landmark Equity CT Co-Investment Fund I, L.P., Landmark Equity Partners XIII, L.P., Landmark Equity Partners XIII-A, L.P., Landmark Equity Partners XIV, L.P., Landmark Equity Partners XV, L.P., Landmark Equity Partners XVI Co-Investment Fund, L.P., Landmark Equity Partners XVI, L.P., Landmark Equity Partners XVII Co-Investment Fund, L.P., Landmark Equity Partners XVII, L.P, Landmark Equity Partners XVII-B, L.P., Landmark Growth Capital Partners, L.P., Landmark Hudson Partners I, L.P., Landmark IAM Growth Capital, L.P., Landmark IAM Real Estate Partnership V, L.P., Landmark Infrastructure Partners II, L.P., Landmark Pacific Partners II, L.P., Landmark Pacific Partners, L.P. – Series A, Landmark Pacific Partners, L.P. – Series B, Landmark Pacific Partners, L.P. – Series C, Landmark Partners 1907 Fund I, L.P., Landmark Partners 1907 Fund II, L.P., Landmark Partners 1907 Fund III, LP, Landmark Partners Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., Landmark Private Opportunities (FG) 2021, L.P., Landmark Realty Advisors LLC, Landmark Real Estate CT Co-Investment Fund I, L.P., Landmark Real Estate Partners IX Co-Investment Fund, L.P., Landmark Real Estate Partners IX, L.P., Landmark Real Estate Partners Sunshine Co-Investment Fund, L.P., Landmark Real Estate Partners V, L.P., Landmark Real Estate Partners VI Offshore, L.P., Landmark Real Estate Partners VI, L.P., Landmark Real Estate Partners VII Offshore, L.P., Landmark Real Estate Partners VII OPERS Co-Investment, L.P., Landmark Real Estate Partners VII, L.P., Landmark Real Estate Partners VIII Co-Investment Fund, L.P., Landmark Real Estate Partners VIII, L.P., Landmark Real Estate Partners VIII-A, L.P., Landmark Real Estate Partners VIII-Campbell Co-Investment, L.P., Landmark Real Estate Partners IX-Campbell Co-Investment, L.P., Landmark Real Estate Partners VII-IP Co-Investment, L.P., Landmark Real Estate Partners VI-OPERS Co-Investment, L.P., Landmark Sing Co-Investment Fund I, L.P., Landmark Tig Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund II, L.P., Legacy SCM Aggregator, LLC, Luomus Fund, L.P., LWFB Co-Investment Fund I, L.P., MC Ares US RE JV LP, MC European Real Estate Debt Parent LP, MC European Real Estate Debt Parent II, L.P., MC Investments Parent L.P, NCL III - Outside Opportunities B, NCL Investments II - Outside Opportunities Series A, NCL Investments II - Outside Opportunities Series B, NCL Investments II - PE Series, NCL Investments II - RA Series, NCL Investments II - RE Series, NCL Investments III PE Series, NCL Investments III RA Series, NCL Investments III RE Series, NCL Investments III, L.P. Outside Opportunities Series A, NCL Investments IV LP, NCL Investments, L.P. - PE Series, NCL Investments, L.P. - RA Series, NCL Investments, L.P. - RE Series, New CARS OP LLC, Passero 18, L.P., Private Credit Fund C-1 Holdco, LLC – Series 1, Private Credit Fund C-1 Holdco, LLC – Series 2, Private Credit Fund O, LLC, Private Debt Strategies Fund III, L.P., Private Debt Strategies Fund V, L.P., RCS SBIC Fund II, L.P., Ares Management Asia (Shanghai) Limited, Spring Bridge Partners (Longshore), LP, Spring Bridge Partners (PES) Fund, LP, Spring Bridge Partners, L.P., SSG Capital Partners I Side Pocket, L.P., SSG Capital Partners II, L.P., SSG Capital Partners III, LP, SSG Capital Partners IV SIDECAR, L.P., SSG Capital Partners IV, L.P., SSG Capital Partners V SIDECAR, L.P., SSG Capital Partners V, L.P., SSG Secured Lending Opportunities I-A, L.P., SSG Secured Lending Opportunities II, L.P., VEF Group Management, LLC, Wafra Venture Master Fund I

By:	/s/ Richa Gulati
	Name:	Richa Gulati
	Title:	Authorized Person

Ares Management Capital Markets LLC

By:	/s/ Heather Braun
	Name:	Heather Braun
	Title:	Chief Operating Officer

Senior Direct Lending Program, LLC

By: Ares Capital Management LLC, as Member Representative

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

By: Varagon Capital Partners, L.P., as Member Representative

By:	/s/ Walter J. Owens
	Name:	Walter J. Owens
	Title:	Authorized Signatory

SDLP SPV LLC

By: Senior Direct Lending Program, LLC, as its Sole Member

By: Ares Capital Management LLC, as Member Representative

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

By: Varagon Capital Partners, L.P., as Member Representative

By:	/s/ Walter J. Owens
	Name:	Walter J. Owens
	Title:	Authorized Signatory

SDLP SPV II LLC

By: Senior Direct Lending Program, LLC, as its Sole Member

By: Ares Capital Management LLC, as Member Representative

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

By: Varagon Capital Partners, L.P., as Member Representative

By:	/s/ Walter J. Owens
	Name:	Walter J. Owens
	Title:	Authorized Signatory

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of Ares Capital Corporation; that he is the General Counsel, Vice President and Secretary of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

ARES CAPITAL CORPORATION

By:	/s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: General Counsel, Vice President and Secretary

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of Ares Core Infrastructure Fund; that he is a Vice President and Assistant Secretary of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

ARES CORE INFRASTRUCTURE FUND

By:	/s/ Noah Ehrenpreis
Name: Noah Ehrenpreis
Title: Vice President and Assistant Secretary

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of Ares Dynamic Credit Allocation Fund, Inc.; that he is the General Counsel and Secretary of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: General Counsel and Secretary

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of Ares Private Markets Fund; that he is a Vice President and Assistant Secretary of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

ARES PRIVATE MARKETS FUND

By:	/s/ Matthew Jill
Name: Matthew Jill
Title: Vice President and Assistant Secretary

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of Ares Strategic Income Fund; that he is the General Counsel and Secretary of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

ARES STRATEGIC INCOME FUND

By:	/s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: General Counsel and Secretary

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of CION Ares Diversified Credit Fund; that he is the General Counsel and Secretary of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: General Counsel and Secretary

Verification

The undersigned states that she has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of each entity listed below; that she is the authorized person of each such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

ACAP IV Levered LP, ACAP IV Unlevered LP, ACE III Master Fund, L.P., ACIP Investment Management LLC, ACIP Parallel Fund A, L.P., ACIP Apex Co-Investment, L.P., ACME Private Credit Fund LP, ACOF Investment Management LLC, ACOF IV ATD Co-Invest, L.P., ACOF Operating Manager II, L.P., ACOF Operating Manager III, LLC, ACOF Operating Manager IV, LLC, ACOF Operating Manager, L.P., ADREX Advisor LLC, AEIF Kleen Investor, LLC, AEIF Linden Blocker II LLC, AEPEP III N Strategic Co-Invest, L.P., AEPEP IV N Strategic Co-Invest, L.P., AF V APR Co-Invest, L.P., AIREX Advisor LLC, Ambition Holdings, L.P., APSecurities Manager LP, AREG AC Makena Holdings LLC, AREG Iberian Residential Co-Invest Vehicle SCSp, AREG Iberian Residential Vehicle II SCSp, AREG Kennedy Co-Invest S.C.A., AREG Leopard Partners SCSp, AREG LPKC Partners, L.P., AREG Makena Management L.P., AREOF IV Co-Invest P, L.P., Ares Alternative Credit Management LLC, Ares Apex Pooling, LLC, Ares Asia Management Ltd, Ares ASIP VII Management, L.P., Ares Asset-Backed Loan Fund LP, Ares Badger Fund LP, Ares Cactus Operating Manager, L.P., Ares Capital Europe IV (E) Levered, Ares Capital Europe IV (E) Unlevered, Ares Capital Europe IV (G) Levered, Ares Capital Europe IV (G) Unlevered, Ares Capital Europe V (E) Levered, Ares Capital Europe V (E) Unlevered, Ares Capital Europe V (G) Levered, Ares Capital Europe V (G) Unlevered, Ares Capital Europe VI (E) Levered, Ares Capital Europe VI (E) Unlevered, Ares Capital Europe VI (E) II Levered, L.P., Ares Capital Europe VI (E) II Unlevered, L.P., Ares Capital Europe VI (G) Levered, Ares Capital Europe VI (G) Unlevered, Ares Capital Europe, L.P., Ares Capital Management LLC, Ares Capital Management II LLC, Ares Capital Management III LLC, Ares Centre Street Management, L.P., Ares Centre Street Partnership, L.P., Ares Centre Street Pathfinder Core Plus Partnership LP, Ares CIP (V) Management LLC, Ares Climate Infrastructure Partners, L.P., Ares Climate Infrastructure Partners II, L.P., Ares Climate Infrastructure Partners II-A, L.P., Ares Climate Infrastructure Partners II-B, L.P., Ares Climate Infrastructure Strategies Fund (C), L.P., Ares CLO Funding I, L.P., Ares CLO Funding III LP, Ares CLO Management LLC, Ares CLO Management XXVII, L.P., Ares CLO Management II, LLC, Ares CLO Management IIIR/IVR, L.P., Ares CLO Management VIR, L.P., Ares CLO Management VR, L.P., Ares CLO Management X, L.P., Ares CLO Management XI, L.P., Ares CLO Management XX, L.P., Ares CLO Management XXI, L.P., Ares CLO Management XXIX, L.P., Ares CLO Warehouse 2021-6 Ltd., Ares CLO Warehouse 2024-3 Ltd., Ares Commercial Finance LP, Ares Commercial Finance Management, LP, Ares Commercial Real Estate Corporation, Ares Commercial Real Estate Management LLC, Ares Corporate Opportunities Fund Asia, L.P., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., Ares Corporate Opportunities Fund V, L.P., Ares Corporate Opportunities Fund VI Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VI Parallel (TE), L.P., Ares Corporate Opportunities Fund VI, L.P., Ares Corporate Opportunities Fund VII, L.P., Ares Corporate Opportunities Fund VII Parallel (Foreign), L.P., Ares Corporate Opportunities Fund VII Parallel (Lux Foreign), SCSp, Ares Corporate Opportunities Fund VII Parallel (TE), L.P., Ares Credit Hedge Fund LP, Ares Credit Investment Partnership (CP), L.P., Ares Credit Investment Partnership (MD), L.P., Ares Credit Investment Partnership I (V) L.P., Ares Credit Investment Partnership II (A), L.P., Ares Credit Investment Partnership II CD LP, Ares Credit Secondaries LP, Ares Credit Secondaries (Lux) SCSp, Ares Credit Secondaries (Offshore) LP, Ares Credit Strategies Feeder III UK, L.P., Ares Credit Strategies Fund I, L.P., Ares Credit Strategies Fund III, L.P., Ares Credit Strategies Insurance Dedicated Fund - Series of SALI Multi Series Fund LP, Ares CSF III Investment Management, LLC, Ares CSF IV Management LLC, Ares CSF Operating Manager I, LLC, Ares Customized Credit Fund L.P., Ares Direct Finance I LP, Ares Direct Investments (AC) LP, Ares Direct Lending Opportunities LLC, Ares Direct Lending Opportunities Offshore LLC, Ares Direct Lending Opportunities Parallel LLC, Ares Diversified Credit Strategies Fund (S), L.P., Ares Diversified Credit Strategies Fund II (IM), L.P., Ares Diversified Real Estate Exchange LLC, Ares EHP Co-Invest Holdings, L.P., Ares EIF Management, LLC, Ares Emerald Private Credit LP, Ares Energy Investors Fund V, L.P., Ares Energy Opportunities Fund A, L.P., Ares Energy Opportunities Fund B, L.P., Ares Energy Opportunities Fund, L.P., Ares Enhanced Credit Opportunities Investment Management II, LLC, Ares Enhanced Credit Opportunities Master Fund II, LTD., Ares Enhanced Loan Investment Strategy Advisor IV, L.P., Ares Enhanced Loan Investment Strategy II, LTD., Ares Enhanced Loan Investment Strategy III, LTD., Ares Enhanced Loan Investment Strategy IR, LTD., Ares Enhanced Loan Management II, L.P., Ares Enhanced Loan Management III, L.P., Ares Enhanced Loan Management IR, L.P., Ares EPIC Co-Invest II, L.P., Ares EPIC Co-Invest, L.P., Ares European CLO II B.V., Ares European CLO IX Designated Activity Company,

Ares European CLO VI Designated Activity Company, Ares European CLO VII Designated Activity Company, Ares European CLO VIII Designated Activity Company, Ares European CLO X Designated Activity Company, Ares European CLO XI Designated Activity Company, Ares European CLO XII Designated Activity Company, Ares European CLO XIII Designated Activity Company, Ares European CLO XIV Designated Activity Company, Ares European CLO XV Designated Activity Company, Ares European CLO XVI Designated Activity Company, Ares European Credit Investments I (C), L.P., Ares European Credit Investments II (G), L.P., Ares European Credit Investments III (K), L.P., Ares European Credit Investments IV (A), L.P., Ares European Credit Investments V (X), L.P., Ares European Credit Investments VI (N), L.P., Ares European Credit Investments VII (CP), L.P., Ares European Credit Investments VIII (M), L.P., Ares European Credit Investments IX (AF), L.P., Ares European Credit Solutions Fund (Master) FCP, Ares European Credit Strategies Fund II (B), L.P., Ares European Credit Strategies Fund III (A), L.P., Ares European Credit Strategies Fund IV (M), L.P., Ares European Credit Strategies Fund IX (C), L.P., Ares European Credit Strategies Fund V (G) L.P., Ares European Credit Strategies Fund VI (B), LP, Ares European Credit Strategies Fund VII (Palo Verde), L.P., Ares European Credit Strategies Fund X (T), L.P., Ares European Credit Strategies Fund XI (S), L.P., Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 1, Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 2, Ares European Loan Funding II, Ares European Loan Funding S.L.P., Ares European Loan Management LLP, Ares European Property Enhancement Parallel Partners III SCSp, Ares European Property Enhancement Partners II, L.P., Ares European Property Enhancement Partners III SCSp, Ares European Property Enhancement Partners IV SCSp, Ares European Real Estate Fund VI SCSp, Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares European Loan Fund (G), Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares U.S. Loan Fund (G), Ares Global High Grade CLO Debt Fund, L.P., Ares Global Loan Funding I Limited, Ares Global Multi-Asset Credit Master Fund, L.P., Ares Global Structured Solutions LP, Ares Global Structured Solutions Master (MA) LP, Ares Global Structured Solutions Master AIV (MA) LP, Ares Ground Lease Partners, L.P., Ares HICOF Operating Manager, L.P., Ares High Income Credit Opportunities Fund II (Master) LP, Ares High Income Credit Opportunities Fund, L.P., Ares High Yield Strategies Fund IV Management, L.P., Ares HRO-C Partners, L.P., Ares ICOF II Management, LLC, Ares ICOF II Master Fund, L.P., Ares ICOF III Fund (CAYMAN) LP, Ares ICOF III Fund (Delaware) LP, Ares ICOF III Management LP, Ares IDF Management LLC, Ares IDF VI Airports Co-Investment LP, Ares IIIR/IVR CLO LTD., Ares Income Opportunity Fund, L.P., Ares Industrial Real Estate Exchange LLC, Ares Industrial Real Estate Fund GP LLC, Ares Industrial Real Estate Fund LP, Ares Industrial Real Estate Fund Manager LLC, Ares Industrial Real Estate Income Trust Inc., Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership I LP, Ares Industrial Real Estate Income Trust Inc.- Build-To-Core Industrial Partnership II LP, Ares Industrial Real Estate Income Trust Inc.-Build-To-Core Industrial Partnership III LLC, Ares Infra Debt Strategies Fund (A), LP, Ares Infrastructure Debt Fund V (ELP), L.P., Ares Infrastructure Debt Fund V (EUR), L.P., Ares Infrastructure Debt Fund V (GBP Hedged), L.P., Ares Infrastructure Debt Fund V (JPY), L.P., Ares Infrastructure Debt Fund V (Tranche SMA), L.P., Ares Infrastructure Debt Fund V (USD Hedged), L.P., Ares Infrastructure Debt Fund VI (USD L) LP, Ares Infrastructure Debt Fund VI (USD O U) LP, Ares Infrastructure Debt Fund VI (Ontario USD U) LP, Ares Infrastructure Debt Fund VI (USD U) LP, Ares Infrastructure Debt Asia (ELP No. 1) L.P., Ares Infrastructure Debt Asia (ELP No. 2) L.P., Ares Institutional Credit Fund L.P., Ares Institutional High Yield Master Fund LP, Ares Institutional Loan Fund, L.P., Ares Institutional Structured Credit Management, L.P., Ares Insurance Infrastructure Secondaries Fund I LP, Ares Insurance PE Secondaries Fund I LP, Ares Insurance PE Secondaries Fund II LP, Ares Insurance PE Secondaries Fund III LP, Ares Insurance RE Secondaries Fund I LP, Ares Jasper Fund, L.P., Ares L CLO Ltd., Ares LI CLO Ltd., Ares LII CLO Ltd., Ares LIII CLO Ltd., Ares LIV CLO Ltd., Ares LIX CLO Ltd., Ares Loan Funding I, Ltd., Ares Loan Funding II, Ltd., Ares Loan Funding III, Ltd., Ares Loan Funding VI, Ltd., Ares Loan Funding VII, Ltd., Ares Loan Funding VIII, Ltd., Ares Loan Trust 2011, Ares Loan Trust 2016, Ares LV CLO Ltd. (fka Ares CLO Warehouse 2018-6), Ares LVI CLO Ltd., Ares LVII CLO Ltd., Ares LVIII CLO Ltd., Ares LX CLO Ltd., Ares LXI CLO Ltd., Ares LXII CLO Ltd., Ares LXIII CLO Ltd., Ares LXIV CLO Ltd., Ares LXV CLO Ltd., Ares LXVI CLO Ltd., Ares LXVII CLO Ltd., Ares LXXI CLO Ltd., Ares LXXII CLO Ltd., Ares LXXIV CLO Ltd., Ares LXXI Income Note Ltd., Ares Management Limited, Ares Management LLC, Ares Management Luxembourg S.a.r.l., Ares Management UK Limited, Ares Marina Fund, L.P., Ares MC Credit Secondaries Co LP, Ares Mezzanine Management LLC, Ares Mezzanine Partners, L.P., Ares MIC Asia LP, Ares Midway Partners, L.P., Ares Minerva Co-Invest, L.P., Ares MSCF V (H) Management LLC, Ares Multi-Asset Credit Strategies Fund LP, Ares Multi-Credit Fund LLC, Ares Multi-Credit Fund (IL), LP, Ares Multi-Strategy Credit Fund V (H), L.P., Ares ND Credit Strategies Fund LLC, Ares OC European Debt Partners L.P., Ares OC European Debt Partners II L.P., Ares PA Opportunities Fund, L.P., Ares Pan-European Logistics Partnership, L.P., Ares Pathfinder Core Fund (Offshore), L.P., Ares Pathfinder Core Fund, L.P., Ares Pathfinder Fund (Offshore), L.P., Ares Pathfinder Fund, L.P., Ares Pathfinder Fund II, L.P., Ares Pathfinder Fund II (Offshore), L.P., Ares Pathfinder Park Estate Co-Invest Fund LP, Ares PBN Finance Co. LLC,

Ares PBN Finance Co. II LLC, Ares PE Extended Value Fund LP, Ares PG Co-Invest L.P., Ares Priority Loan Co-Invest LP, Ares Prime DC Co-Invest Fund, LP, Ares Private Account Management I, L.P., Ares Private Credit Solutions (Cayman), L.P., Ares Private Credit Solutions (Offshore) II, L.P., Ares Private Credit Solutions II, L.P., Ares Private Credit Solutions, L.P., Ares Private Debt Strategies Fund II, L.P., Ares Private Opportunities (A) LP, Ares Private Opportunities (CP), L.P., Ares Private Opportunities (N) LP, Ares Private Opportunities (NYC), L.P., Ares Private Opportunities (P) LP, Ares Private Opportunities 2020 (C), LP, Ares RE Secondaries Co-Investment AD Fund LP, Ares Real Estate Enhanced Income Fund, L.P., Ares Real Estate Management Holdings, LLC, Ares Real Estate Income Trust Inc., Ares Real Estate Secured Income Fund, L.P., Ares RF Co-Invest (H), L.P., Ares RF Co-Invest, L.P., Ares RLG Co-Invest Holdings, L.P., Ares RTH Co-Invest LP, Ares SB Co-Invest Fund, L.P., Ares SBIC Investment Management LLC, Ares SCM Co-Invest III, L.P., Ares Secondaries Advisors LLC, Ares Secondaries Infrastructure Solutions III, L.P., Ares Senior Credit Investment Partnership (CP) LP, Ares Senior Credit Master Fund (U) III LP, Ares Senior Credit Master Fund III LP, Ares Senior Direct Lending Master Fund Designated Activity Company, Ares Senior Direct Lending Master Fund II Designated Activity Company, Ares Senior Direct Lending Parallel Fund (L) II, L.P., Ares Senior Direct Lending Parallel Fund (L), L.P., Ares Senior Direct Lending Parallel Fund (U) B, L.P., Ares Senior Direct Lending Parallel Fund (U) II, L.P., Ares Senior Direct Lending Parallel Fund (U), L.P., Ares Senior Loan Trust, Ares Senior Loan Trust Management L.P., Ares SDL Capital Management LLC, Ares SFERS Credit Strategies Fund LLC, Ares SLR Co-Invest Holdings LP, Ares SME (Parallel), L.P., Ares Special Opportunities Fund (Offshore), L.P., Ares Special Opportunities Fund, L.P., Ares Special Opportunities Fund II (Jersey A) L.P., Ares Special Opportunities Fund II (Jersey) L.P., Ares Special Opportunities Fund II (Offshore), L.P., Ares Special Opportunities Fund II, L.P., Ares Special Opportunities Fund III LP, Ares Special Opportunities Fund III Offshore (D) LP, Ares Special Opportunities Fund III Offshore (L) SCSp, Ares Special Situations Fund III, L.P., Ares Special Situations Fund IV, L.P., Ares Sports, Media and Entertainment Finance (Offshore), L.P., Ares Sports, Media and Entertainment Finance, L.P., Ares Sports, Media and Entertainment Finance (Offshore) II LP, Ares Sports, Media and Entertainment Finance II LP, Ares Sports, Media and Entertainment Opportunities LP, Ares Management Asia (Australia) Pty Ltd, Ares Management Asia (Hong Kong) Limited, Ares Management Asia (Cayman) Limited, Ares Management Asia (Mauritius) Ltd, Ares Management Asia (Singapore) Pte. Ltd., Ares Management Asia (Thailand) Limited, Ares SSG Capital Partners VI, L.P., Ares SSG Excelsior Co-Investment, L.P., Ares Asia Direct Lending LP, Ares SSG Secured Lending Opportunities III, L.P., Ares Strategic Investment Partners IV, Ares Targeted Liquid Asset Strategy LP, Ares UK Credit Strategies, L.P., Ares U.S. CLO Management III LLC – Series A, Ares US Real Estate Fund X, L.P., Ares US Real Estate Fund X-A, L.P., Ares US Real Estate Fund X-B, L.P., Ares US Real Estate Fund XI, L.P., Ares US Real Estate Fund XI-A, L.P., Ares US Real Estate Fund XI-B, L.P., Ares US Real Estate Opportunity Fund III, L.P., Ares US Real Estate Opportunity Fund IV, L.P., Ares US Real Estate Opportunity Management, L.P., Ares US Real Estate Opportunity Parallel Fund III-A, L.P., Ares US Real Estate Opportunity Parallel Fund III-B, L.P., Ares US Real Estate Opportunity Parallel Fund IV-A, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B II, L.P., Ares US Real Estate Opportunity Parallel Fund IV-B, L.P., Ares VAL Co-Invest Holdings I, L.P., Ares VAL Co-Invest Holdings II, L.P., Ares VIR CLO LTD., Ares VR CLO, LTD., Ares X CLO LTD., Ares XI CLO LTD., Ares XL CLO Ltd, Ares XLI CLO Ltd, Ares XLII CLO Ltd., Ares XLIII CLO Ltd., Ares XLIV CLO Ltd., Ares XLIX CLO Ltd, Ares XLV CLO Ltd., Ares XLVI CLO LTD, Ares XLVII CLO LTD, Ares XLVIII CLO Ltd., Ares XX CLO LTD, Ares XXI CLO LTD., Ares XXIX CLO LTD, Ares XXVII CLO LTD, Ares XXVIIIR CLO Ltd., Ares XXXIIR CLO Ltd., Ares XXXIR CLO Ltd., ARES XXXIV CLO LTD., Ares XXXIX CLO Ltd., Ares XXXVII CLO, LTD, Ares XXXVIII CLO, LTD, Ares XXXVR CLO Ltd, ASIP Operating Manager IV, LLC, ASOF Delaware Feeder, L.P., ASOF Direct Investments (A), L.P., ASOF Investment Management LLC, Ares Insurance Partners, L.P., Ares Insurance Solutions LLC, Aspida Holdings Ltd., Aspida Life Re Ltd., Aspida Holdings LLC, Aspida Life Insurance Company, Aspida Re Cayman Ltd., ASSF Operating Manager III, LLC, ASSF Operating Manager IV, L.P., BCG BTC III Managing Member LLC, Cal Ares Real Estate Debt Partners, LLC, Chengdu Ares Yuanjing Equity Investment Fund L.P., Chengdu Ares Yuankang Investment Management Co Ltd, Chimney Tops Loan Fund, LLC, CION Ares Management, LLC, Columbus Opportunity Fund, L.P., Credit Investment Partnership (K) LP, Crestline Denali Capital LLC, Crestline Denali CLO XIV, Ltd., Crestline Denali CLO XV, Ltd., Crestline Denali CLO XVI, Ltd., Crestline Denali CLO XVII, Ltd., Denali Capital CLO X, Ltd., Denali Capital CLO XI, Ltd., Denali Capital CLO XII, Ltd., EIF Channelview Blocker, LLC, EIF Oregon, LLC, Hush Lux S.a.r.l., Industrial Property Advisors Sub III LLC, Ivy Hill Asset Management, L.P., Ivy Hill Investment Holdings, LLC, Ivy Hill Middle Market Credit Fund IV, LTD., Ivy Hill Middle Market Credit Fund IX, LTD, Ivy Hill Middle Market Credit Fund V, LTD., Ivy Hill Middle Market Credit Fund VII, LTD., Ivy Hill Middle Market Credit Fund VIII, LTD., Ivy Hill Middle Market Credit Fund XII, LTD, Ivy Hill Middle Market Credit Fund XIV, Ltd, Ivy Hill Middle Market Credit Fund XVI, Ltd., Ivy Hill Middle Market Credit Fund XVII, Ltd., Ivy Hill Middle Market Credit Fund XIX, Ltd., Ivy Hill Middle Market Credit Fund XX, Ltd., Ivy Hill Middle Market Credit Fund XXI, Ltd.,

Ivy Hill Middle Market Credit Fund XVIII, Ltd., Ivy Hill Revolver Funding LP, Ivy Hill Revolver Funding II LP, Landmark - NYC Fund I, L.P., Landmark Equity Advisors LLC, Landmark Equity CT Co-Investment Fund I, L.P., Landmark Equity Partners XIII, L.P., Landmark Equity Partners XIII-A, L.P., Landmark Equity Partners XIV, L.P., Landmark Equity Partners XV, L.P., Landmark Equity Partners XVI Co-Investment Fund, L.P., Landmark Equity Partners XVI, L.P., Landmark Equity Partners XVII Co-Investment Fund, L.P., Landmark Equity Partners XVII, L.P, Landmark Equity Partners XVII-B, L.P., Landmark Growth Capital Partners, L.P., Landmark Hudson Partners I, L.P., Landmark IAM Growth Capital, L.P., Landmark IAM Real Estate Partnership V, L.P., Landmark Infrastructure Partners II, L.P., Landmark Pacific Partners II, L.P., Landmark Pacific Partners, L.P. – Series A, Landmark Pacific Partners, L.P. – Series B, Landmark Pacific Partners, L.P. – Series C, Landmark Partners 1907 Fund I, L.P., Landmark Partners 1907 Fund II, L.P., Landmark Partners 1907 Fund III, LP, Landmark Partners Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P., Landmark Private Opportunities (FG) 2021, L.P., Landmark Realty Advisors LLC, Landmark Real Estate CT Co-Investment Fund I, L.P., Landmark Real Estate Partners IX Co-Investment Fund, L.P., Landmark Real Estate Partners IX, L.P., Landmark Real Estate Partners Sunshine Co-Investment Fund, L.P., Landmark Real Estate Partners V, L.P., Landmark Real Estate Partners VI Offshore, L.P., Landmark Real Estate Partners VI, L.P., Landmark Real Estate Partners VII Offshore, L.P., Landmark Real Estate Partners VII OPERS Co-Investment, L.P., Landmark Real Estate Partners VII, L.P., Landmark Real Estate Partners VIII Co-Investment Fund, L.P., Landmark Real Estate Partners VIII, L.P., Landmark Real Estate Partners VIII-A, L.P., Landmark Real Estate Partners VIII-Campbell Co-Investment, L.P., Landmark Real Estate Partners IX-Campbell Co-Investment, L.P., Landmark Real Estate Partners VII-IP Co-Investment, L.P., Landmark Real Estate Partners VI-OPERS Co-Investment, L.P., Landmark Sing Co-Investment Fund I, L.P., Landmark Tig Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund I, L.P., Landmark TX ERS Co-Investment Fund II, L.P., Legacy SCM Aggregator, LLC, Luomus Fund, L.P., LWFB Co-Investment Fund I, L.P., MC Ares US RE JV LP, MC European Real Estate Debt Parent LP, MC European Real Estate Debt Parent II, L.P., MC Investments Parent L.P, NCL III - Outside Opportunities B, NCL Investments II - Outside Opportunities Series A, NCL Investments II - Outside Opportunities Series B, NCL Investments II - PE Series, NCL Investments II - RA Series, NCL Investments II - RE Series, NCL Investments III PE Series, NCL Investments III RA Series, NCL Investments III RE Series, NCL Investments III, L.P. Outside Opportunities Series A, NCL Investments IV LP, NCL Investments, L.P. - PE Series, NCL Investments, L.P. - RA Series, NCL Investments, L.P. - RE Series, New CARS OP LLC, Passero 18, L.P., Private Credit Fund C-1 Holdco, LLC – Series 1, Private Credit Fund C-1 Holdco, LLC – Series 2, Private Credit Fund O, LLC, Private Debt Strategies Fund III, L.P., Private Debt Strategies Fund V, L.P., RCS SBIC Fund II, L.P., Ares Management Asia (Shanghai) Limited, Spring Bridge Partners (Longshore), LP, Spring Bridge Partners (PES) Fund, LP, Spring Bridge Partners, L.P., SSG Capital Partners I Side Pocket, L.P., SSG Capital Partners II, L.P., SSG Capital Partners III, LP, SSG Capital Partners IV SIDECAR, L.P., SSG Capital Partners IV, L.P., SSG Capital Partners V SIDECAR, L.P., SSG Capital Partners V, L.P., SSG Secured Lending Opportunities I-A, L.P., SSG Secured Lending Opportunities II, L.P., VEF Group Management, LLC, Wafra Venture Master Fund I

By:	/s/ Richa Gulati
	Name:	Richa Gulati
	Title:	Authorized Person

Verification

The undersigned states that she has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of Ares Management Capital Markets LLC; that she is the Chief Operating Officer of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

Ares Management Capital Markets LLC

By:	/s/ Heather Braun
	Name:	Heather Braun
	Title:	Chief Operating Officer

Verification

The undersigned states that he has duly executed the foregoing Application dated as of April 17, 2025 for and on behalf of each entity listed below; that he is an authorized person of such entity; and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Senior Direct Lending Program, LLC

By: Ares Capital Management LLC, as Member Representative

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

By: Varagon Capital Partners, L.P., as Member Representative

By:	/s/ Walter J. Owens
	Name:	Walter J. Owens
	Title:	Authorized Signatory

SDLP SPV LLC

By: Senior Direct Lending Program, LLC, as its Sole Member

By: Ares Capital Management LLC, as Member Representative

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

By: Varagon Capital Partners, L.P., as Member Representative

By:	/s/ Walter J. Owens
	Name:	Walter J. Owens
	Title:	Authorized Signatory

SDLP SPV II LLC

By: Senior Direct Lending Program, LLC, as its Sole Member

By: Ares Capital Management LLC, as Member Representative

By:	/s/ Ian Fitzgerald
	Name:	Ian Fitzgerald
	Title:	Authorized Signatory

By: Varagon Capital Partners, L.P., as Member Representative

By:	/s/ Walter J. Owens
	Name:	Walter J. Owens
	Title:	Authorized Signatory

APPENDIX A

The Existing Advisers to Affiliated Funds are comprised of the following investment advisers:

1.	ACIP Investment Management LLC
2.	ACOF Investment Management LLC
3.	ACOF Operating Manager II, L.P.
4.	ACOF Operating Manager III, LLC
5.	ACOF Operating Manager IV, LLC
6.	ACOF Operating Manager, L.P.
7.	ADREX Advisor LLC
8.	AIREX Advisor LLC
9.	APSecurities Manager LP
10.	AREG Makena Management L.P.
11.	Ares Alternative Credit Management LLC
12.	Ares Asia Management Ltd
13.	Ares ASIP VII Management, L.P.
14.	Ares Cactus Operating Manager, L.P.
15.	Ares Capital Management II LLC
16.	Ares Capital Management III LLC
17.	Ares Capital Management LLC
18.	Ares Centre Street Management, L.P.
19.	Ares CIP (V) Management LLC
20.	Ares CLO Management XXVII, L.P.
21.	Ares CLO Management II, LLC
22.	Ares CLO Management IIIR/IVR, L.P.
23.	Ares CLO Management LLC
24.	Ares CLO Management VIR, L.P.
25.	Ares CLO Management VR, L.P.
26.	Ares CLO Management X, L.P.
27.	Ares CLO Management XI, L.P.
28.	Ares CLO Management XX, L.P.
29.	Ares CLO Management XXI, L.P.
30.	Ares CLO Management XXIX, L.P.
31.	Ares Commercial Finance Management, LP
32.	Ares Commercial Real Estate Management LLC
33.	Ares CSF III Investment Management, LLC
34.	Ares CSF IV Management LLC
35.	Ares CSF Operating Manager I, LLC
36.	Ares EIF Management, LLC
37.	Ares Enhanced Credit Opportunities Investment Management II, LLC
38.	Ares Enhanced Loan Investment Strategy Advisor IV, L.P.
39.	Ares Enhanced Loan Management II, L.P.
40.	Ares Enhanced Loan Management III, L.P.
41.	Ares Enhanced Loan Management IR, L.P.
42.	Ares European Loan Management LLP
43.	Ares HICOF Operating Manager, L.P.
44.	Ares High Yield Strategies Fund IV Management, L.P.
45.	Ares ICOF II Management, LLC
46.	Ares ICOF III Management LP
47.	Ares IDF Management LLC
48.	Ares Industrial Real Estate Fund GP LLC
49.	Ares Industrial Real Estate Fund Manager LLC
50.	Ares Institutional Structured Credit Management, L.P.

51.	Ares Insurance Solutions LLC
52.	Ares Management Asia (Cayman) Limited
53.	Ares Management Asia (Australia) Pty Ltd
54.	Ares Management Asia (Hong Kong) Limited
55.	Ares Management Asia (Mauritius) Ltd
56.	Ares Management Asia (Shanghai) Limited
57.	Ares Management Asia (Singapore) Pte. Ltd.
58.	Ares Management Asia (Thailand) Limited
59.	Ares Management Limited
60.	Ares Management LLC
61.	Ares Management Luxembourg S.a.r.l.
62.	Ares Management UK Limited
63.	Ares Mezzanine Management LLC
64.	Ares MSCF V (H) Management LLC
65.	Ares Private Account Management I, L.P.
66.	Ares Real Estate Management Holdings, LLC
67.	Ares SBIC Investment Management LLC
68.	Ares Secondaries Advisors LLC
69.	Ares Senior Loan Trust Management L.P.
70.	Ares SDL Capital Management LLC
71.	Ares US Real Estate Opportunity Management, L.P.
72.	Ares U.S. CLO Management III LLC – Series A
73.	ASIP Operating Manager IV, LLC
74.	ASOF Investment Management LLC
75.	ASSF Operating Manager III, LLC
76.	ASSF Operating Manager IV, L.P.
77.	BCG BTC III Managing Member LLC
78.	Chengdu Ares Yuankang Investment Management Co Ltd
79.	CION Ares Management, LLC
80.	Crestline Denali Capital LLC
81.	Industrial Property Advisors Sub III LLC
82.	Ivy Hill Asset Management, L.P.
83.	Landmark Equity Advisors LLC
84.	Landmark Realty Advisors LLC
85.	VEF Group Management, LLC

The Existing Affiliated Funds are comprised of the following groups, and all Existing Affiliated Funds are managed by Existing Advisers to Affiliated Funds:

1.	Credit: The Ares Credit Group provides solutions for investors seeking to access a wide range of credit assets, including direct lending, alternative credit, opportunistic credit, and liquid credit products. The Credit Group capitalizes on opportunities across traded and non-traded corporate and consumer debt across the U.S. and European markets, providing investors access to directly originated fixed and floating rate credit assets along with the ability to capitalize on illiquidity premiums across the credit spectrum. The Credit Group offers the following credit strategies: (i) direct lending, (ii) alternative credit, (iii) opportunistic credit and (iv) liquid credit.

(i)	The direct lending strategy includes, among other entities that are currently in existence but that are not currently expected to participate in the Co-Investment Transactions, the following Existing Affiliated Funds:

a)	ACAP IV Levered LP
b)	ACAP IV Unlevered LP
c)	ACE III MASTER FUND, L.P.
d)	ACME Private Credit Fund LP
e)	Ares Capital Europe IV (E) Levered
f)	Ares Capital Europe IV (E) Unlevered

g)	Ares Capital Europe IV (G) Levered
h)	Ares Capital Europe IV (G) Unlevered
i)	Ares Capital Europe V (E) Levered
j)	Ares Capital Europe V (E) Unlevered
k)	Ares Capital Europe V (G) Levered
l)	Ares Capital Europe V (G) Unlevered
m)	Ares Capital Europe VI (E) Levered
n)	Ares Capital Europe VI (E) Unlevered
o)	Ares Capital Europe VI (E) II Levered, L.P.
p)	Ares Capital Europe VI (E) II Unlevered, L.P.
q)	Ares Capital Europe VI (G) Levered
r)	Ares Capital Europe VI (G) Unlevered
s)	ARES CAPITAL EUROPE, L.P.
t)	ARES CENTRE STREET PARTNERSHIP, L.P.
u)	ARES COMMERCIAL FINANCE LP
v)	Ares Credit Investment Partnership (CP), L.P.
w)	Ares Credit Investment Partnership (MD), L.P.
x)	Ares Credit Investment Partnership I (V) L.P.
y)	Ares Credit Investment Partnership II (A), L.P.
z)	Ares Credit Investment Partnership II CD LP
aa)	Ares Credit Strategies Feeder III UK, L.P.
bb)	ARES CREDIT STRATEGIES FUND I, L.P.
cc)	ARES CREDIT STRATEGIES FUND III, L.P.
dd)	Ares Credit Strategies Insurance Dedicated Fund - Series of SALI Multi Series Fund LP
ee)	ARES CUSTOMIZED CREDIT FUND L.P.
ff)	Ares Direct Finance I LP
gg)	Ares Direct Lending Opportunities LLC
hh)	Ares Direct Lending Opportunities Offshore LLC
ii)	Ares Direct Lending Opportunities Parallel LLC
jj)	Ares Emerald Private Credit LP
kk)	Ares European Credit Investments I (C), L.P.
ll)	Ares European Credit Investments II (G), L.P.
mm)	Ares European Credit Investments III (K), L.P.
nn)	Ares European Credit Investments IV (A), L.P.
oo)	Ares European Credit Investments V (X), L.P.
pp)	Ares European Credit Investments VI (N), L.P.
qq)	Ares European Credit Investments VII (CP), L.P.
rr)	Ares European Credit Investments VIII (M), L.P.
ss)	Ares European Credit Investments IX (AF), L.P.
tt)	Ares European Credit Solutions Fund (Master) FCP
uu)	ARES EUROPEAN CREDIT STRATEGIES FUND II (B), L.P.
vv)	ARES EUROPEAN CREDIT STRATEGIES FUND III (A), L.P.
ww)	Ares European Credit Strategies Fund IV (M), L.P.
xx)	Ares European Credit Strategies Fund IX (C), L.P.
yy)	Ares European Credit Strategies Fund V (G) L.P.
zz)	Ares European Credit Strategies Fund VI (B), LP
aaa)	Ares European Credit Strategies Fund VII (Palo Verde), L.P.
bbb)	Ares European Credit Strategies Fund X (T), L.P.
ccc)	Ares European Credit Strategies Fund XI (S), L.P.
ddd)	Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 1
eee)	Ares European Credit Strategies Fund XII (Z), SCSp RAIF - Sub-Fund 2
fff)	Ares Jasper Fund, L.P.
ggg)	ARES MEZZANINE PARTNERS, L.P.
hhh)	Ares Minerva Co-Invest, L.P.
iii)	Ares ND Credit Strategies Fund LLC
jjj)	Ares Priority Loan Co-Invest LP

kkk)	Ares Private Credit Solutions (Cayman), L.P.
lll)	Ares Private Credit Solutions (Offshore) II, L.P.
mmm)	Ares Private Credit Solutions II, L.P.
nnn)	Ares Private Credit Solutions, L.P.
ooo)	Ares Private Opportunities (P) LP
ppp)	Ares Senior Credit Investment Partnership (CP) LP
qqq)	Ares Senior Credit Master Fund (U) III LP
rrr)	Ares Senior Credit Master Fund III LP
sss)	Ares Senior Direct Lending Master Fund Designated Activity Company
ttt)	Ares Senior Direct Lending Master Fund II Designated Activity Company
uuu)	Ares Senior Direct Lending Parallel Fund (L) II, L.P.
vvv)	Ares Senior Direct Lending Parallel Fund (L), L.P.
www)	Ares Senior Direct Lending Parallel Fund (U) B, L.P.
xxx)	Ares Senior Direct Lending Parallel Fund (U) II, L.P.
yyy)	Ares Senior Direct Lending Parallel Fund (U), L.P.
zzz)	Ares SFERS Credit Strategies Fund LLC
aaaa)	Ares SME (Parallel), L.P.
bbbb)	Ares Sports, Media and Entertainment Finance (Offshore), L.P.
cccc)	Ares Sports, Media and Entertainment Finance, L.P.
dddd)	Ares Sports, Media and Entertainment Opportunities LP
eeee)	Ares Sports, Media and Entertainment Finance (Offshore) II LP
ffff)	Ares Sports, Media and Entertainment Finance II LP
gggg)	Ares Asia Direct Lending LP
hhhh)	ARES UK CREDIT STRATEGIES, L.P.
iiii)	Chimney Tops Loan Fund, LLC
jjjj)	Credit Investment Partnership (K) LP
kkkk)	MC Investments Parent L.P
llll)	Private Credit Fund C-1 Holdco, LLC – Series 1
mmmm)	Private Credit Fund C-1 Holdco, LLC – Series 2
nnnn)	Private Credit Fund O, LLC
oooo)	RCS SBIC Fund II, L.P.

(ii)	The alternative credit strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

a)	Ares Asset-Backed Loan Fund LP
b)	Ares Badger Fund LP
c)	Ares Centre Street Pathfinder Core Plus Partnership LP
d)	Ares Global High Grade CLO Debt Fund, L.P.
e)	Ares High Income Credit Opportunities Fund II (Master) LP
f)	Ares High Income Credit Opportunities Fund, L.P.
g)	Ares ICOF II Master Fund, L.P.
h)	Ares ICOF III Fund (CAYMAN) LP
i)	Ares ICOF III Fund (Delaware) LP
j)	Ares Multi-Credit Fund LLC
k)	Ares Multi-Credit Fund (IL), LP
l)	Ares Pathfinder Core Fund (Offshore), L.P.
m)	Ares Pathfinder Core Fund, L.P.
n)	Ares Pathfinder Fund (Offshore), L.P.
o)	Ares Pathfinder Fund, L.P.
p)	Ares Pathfinder Fund II (Offshore), L.P.
q)	Ares Pathfinder Fund II, L.P.
r)	Ares Pathfinder Park Estate Co-Invest Fund LP
s)	Ares Targeted Liquid Asset Strategy LP

(iii)	The opportunistic credit strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

a)	Ares RF Co-Invest (H), L.P.
b)	Ares RF Co-Invest, L.P.
c)	Ares Special Opportunities Fund (Offshore), L.P.
d)	Ares Special Opportunities Fund, L.P.
e)	Ares Special Opportunities Fund II (Jersey A) L.P.
f)	Ares Special Opportunities Fund II (Jersey) L.P.
g)	Ares Special Opportunities Fund II (Offshore), L.P.
h)	Ares Special Opportunities Fund II, L.P.
i)	Ares Special Opportunities Fund III LP
j)	Ares Special Opportunities Fund III Offshore (D) LP
k)	Ares Special Opportunities Fund III Offshore (L) SCSp
l)	ARES SPECIAL SITUATIONS FUND III, L.P.
m)	ARES SPECIAL SITUATIONS FUND IV, L.P.
n)	Ares VAL Co-Invest Holdings I, L.P.
o)	Ares VAL Co-Invest Holdings II, L.P.
p)	ASOF Delaware Feeder, L.P.
q)	ASOF Direct Investments (A), L.P.
r)	Luomus Fund, L.P.

(iv)	The liquid credit strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

a)	Ares CLO Funding I, L.P.
b)	Ares CLO Funding III LP
c)	Ares CLO Warehouse 2021-6 Ltd.
d)	Ares CLO Warehouse 2024-3 Ltd.
e)	Ares Credit Hedge Fund LP
f)	Ares Diversified Credit Strategies Fund (S), L.P.
g)	Ares Diversified Credit Strategies Fund II (IM), L.P.
h)	ARES ENHANCED CREDIT OPPORTUNITIES MASTER FUND II, LTD.
i)	ARES ENHANCED LOAN INVESTMENT STRATEGY II, LTD.
j)	ARES ENHANCED LOAN INVESTMENT STRATEGY III, LTD.
k)	ARES ENHANCED LOAN INVESTMENT STRATEGY IR, LTD.
l)	ARES EUROPEAN CLO II B.V.
m)	Ares European CLO IX Designated Activity Company
n)	ARES EUROPEAN CLO VI Designated Activity Company
o)	ARES EUROPEAN CLO VII Designated Activity Company
p)	Ares European CLO VIII Designated Activity Company
q)	Ares European CLO X Designated Activity Company
r)	Ares European CLO XI Designated Activity Company
s)	Ares European CLO XII Designated Activity Company
t)	Ares European CLO XIII Designated Activity Company
u)	Ares European CLO XIV Designated Activity Company
v)	Ares European CLO XV Designated Activity Company
w)	Ares European CLO XVI Designated Activity Company
x)	Ares European Loan Funding II
y)	Ares European Loan Funding S.L.P.
z)	Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares European Loan Fund (G)
aa)	Ares Global Credit Fund S.C.A., SICAV-RAIF - Ares U.S. Loan Fund (G)
bb)	Ares Global Loan Funding I Limited
cc)	Ares Global Multi-Asset Credit Master Fund, L.P.

dd)	ARES IIIR/IVR CLO LTD.
ee)	ARES INCOME OPPORTUNITY FUND, L.P.
ff)	ARES INSTITUTIONAL CREDIT FUND L.P.
gg)	Ares Institutional High Yield Master Fund LP
hh)	Ares Institutional Loan Fund, L.P.
ii)	Ares L CLO Ltd.
jj)	Ares LI CLO Ltd.
kk)	Ares LII CLO Ltd.
ll)	Ares LIII CLO Ltd.
mm)	Ares LIV CLO Ltd.
nn)	Ares LIX CLO Ltd.
oo)	Ares Loan Funding I, Ltd.
pp)	Ares Loan Funding II, Ltd.
qq)	Ares Loan Funding III, Ltd.
rr)	Ares Loan Funding VI, Ltd.
ss)	Ares Loan Funding VII, Ltd.
tt)	Ares Loan Funding VIII, Ltd.
uu)	Ares Loan Trust 2011
vv)	Ares Loan Trust 2016
ww)	Ares LV CLO Ltd. (fka Ares CLO Warehouse 2018-6)
xx)	Ares LVI CLO Ltd.
yy)	Ares LVII CLO Ltd.
zz)	Ares LVIII CLO Ltd.
aaa)	Ares LX CLO Ltd.
bbb)	Ares LXI CLO Ltd.
ccc)	Ares LXII CLO Ltd.
ddd)	Ares LXIII CLO Ltd.
eee)	Ares LXIV CLO Ltd.
fff)	Ares LXV CLO Ltd.
ggg)	Ares LXVI CLO Ltd.
hhh)	Ares LXVII CLO Ltd.
iii)	Ares LXXI CLO Ltd.
jjj)	Ares LXXI Income Note Ltd.
kkk)	Ares LXXII CLO Ltd.
lll)	Ares LXXIV CLO Ltd.
mmm)	Ares Marina Fund, L.P.
nnn)	Ares Multi-Asset Credit Strategies Fund LP
ooo)	Ares Multi-Strategy Credit Fund V (H), L.P.
ppp)	Ares Private Opportunities (A) LP
qqq)	ARES SENIOR LOAN TRUST
rrr)	ARES STRATEGIC INVESTMENT PARTNERS IV
sss)	ARES VIR CLO LTD.
ttt)	ARES VR CLO, LTD.
uuu)	ARES X CLO LTD.
vvv)	ARES XI CLO LTD.
www)	Ares XL CLO Ltd
xxx)	Ares XLI CLO Ltd
yyy)	Ares XLII CLO Ltd.
zzz)	Ares XLIII CLO Ltd.
aaaa)	Ares XLIV CLO Ltd.
bbbb)	Ares XLIX CLO Ltd
cccc)	Ares XLV CLO Ltd.
dddd)	Ares XLVI CLO LTD
eeee)	Ares XLVII CLO LTD
ffff)	Ares XLVIII CLO Ltd.
gggg)	ARES XX CLO LTD

hhhh)	ARES XXI CLO LTD.
iiii)	ARES XXIX CLO LTD
jjjj)	ARES XXVII CLO LTD
kkkk)	Ares XXVIIIR CLO Ltd.
llll)	Ares XXXIIR CLO Ltd.
mmmm)	Ares XXXIR CLO Ltd.
nnnn)	ARES XXXIV CLO LTD.
oooo)	Ares XXXIX CLO Ltd.
pppp)	ARES XXXVII CLO, LTD
qqqq)	ARES XXXVIII CLO, LTD
rrrr)	Ares XXXVR CLO Ltd.
ssss)	Crestline Denali CLO XIV, Ltd.
tttt)	Crestline Denali CLO XV, Ltd.
uuuu)	Crestline Denali CLO XVI, Ltd.
vvvv)	Crestline Denali CLO XVII, Ltd.
wwww)	Denali Capital CLO X, Ltd.
xxxx)	Denali Capital CLO XI, Ltd.
yyyy)	Denali Capital CLO XII, Ltd.

2.	Private Equity: The Ares Private Equity Group broadly categorizes its investment strategies into corporate private equity and APAC private equity, deploying capital across various market environments. The Private Equity Group includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

1.	ACOF IV ATD Co-Invest, L.P.
2.	AF V APR Co-Invest, L.P.
3.	Ambition Holdings, L.P.
4.	ARES CORPORATE OPPORTUNITIES FUND ASIA, L.P.
5.	ARES CORPORATE OPPORTUNITIES FUND III, L.P.
6.	ARES CORPORATE OPPORTUNITIES FUND IV, L.P.
7.	ARES CORPORATE OPPORTUNITIES FUND V, L.P.
8.	Ares Corporate Opportunities Fund VI Parallel (Foreign), L.P.
9.	Ares Corporate Opportunities Fund VI Parallel (TE), L.P.
10.	Ares Corporate Opportunities Fund VI, L.P.
11.	Ares Corporate Opportunities Fund VII, L.P.
12.	Ares Corporate Opportunities Fund VII Parallel (Foreign), L.P.
13.	Ares Corporate Opportunities Fund VII Parallel (Lux Foreign), SCSp
14.	Ares Corporate Opportunities Fund VII Parallel (TE), L.P.,
15.	Ares EHP Co-Invest Holdings, L.P.
16.	Ares Energy Opportunities Fund A, L.P.
17.	Ares Energy Opportunities Fund B, L.P.
18.	Ares Energy Opportunities Fund, L.P.
19.	Ares EPIC Co-Invest II, L.P.
20.	Ares EPIC Co-Invest, L.P.
21.	Ares MIC Asia LP
22.	Ares PA Opportunities Fund, L.P.
23.	Ares PBN Finance Co. LLC
24.	Ares PBN Finance Co. II LLC
25.	Ares PE Extended Value Fund LP
26.	Ares PG Co-Invest L.P.
27.	Ares Private Opportunities (CP), L.P.
28.	Ares Private Opportunities (N), LP
29.	Ares Private Opportunities (NYC), L.P.
30.	Ares Private Opportunities 2020 (C), LP
31.	Ares RLG Co-Invest Holdings, L.P.
32.	Ares RTH Co-Invest LP

33.	Ares SCM Co-Invest III, L.P.
34.	Ares SLR Co-Invest Holdings LP
35.	Ares SSG Capital Partners VI, L.P.
36.	Ares SSG Excelsior Co-Investment, L.P.
37.	ARES SSG SECURED LENDING OPPORTUNITIES III, L.P.
38.	Chengdu Ares Yuanjing Equity Investment Fund L.P.
39.	Legacy SCM Aggregator, LLC
40.	SSG CAPITAL PARTNERS I SIDE POCKET, L.P.
41.	SSG CAPITAL PARTNERS II, L.P.
42.	SSG CAPITAL PARTNERS III, LP
43.	SSG CAPITAL PARTNERS IV SIDECAR, L.P.
44.	SSG CAPITAL PARTNERS IV, L.P.
45.	SSG CAPITAL PARTNERS V SIDECAR, L.P.
46.	SSG CAPITAL PARTNERS V, L.P.
47.	SSG SECURED LENDING OPPORTUNITIES I-A, L.P.
48.	SSG SECURED LENDING OPPORTUNITIES II, L.P.

3.	Real Assets: Ares Real Assets Group manages equity and debt strategies across real estate, infrastructure and digital infrastructure asset classes. The Real Assets Group includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

1.	ACIP Parallel Fund A, L.P.
2.	ACIP Apex Co-Investment, L.P.
3.	AEIF Kleen Investor, LLC
4.	AEIF Linden Blocker II LLC
5.	AEPEP III N Strategic Co-Invest, L.P.
6.	AEPEP IV N Strategic Co-Invest, L.P.
7.	AREG AC Makena Holdings LLC
8.	AREG Iberian Residential Co-Invest Vehicle SCSp
9.	AREG Iberian Residential Vehicle II SCSp
10.	AREG Kennedy Co-Invest S.C.A.
11.	AREG Leopard Partners SCSp
12.	AREG LPKC Partners, L.P.
13.	AREOF IV Co-Invest P, L.P.
14.	Ares Apex Pooling, LLC
15.	Ares Climate Infrastructure Partners, L.P.
16.	Ares Climate Infrastructure Partners II, L.P.
17.	Ares Climate Infrastructure Partners II-A, L.P.
18.	Ares Climate Infrastructure Partners II-B, L.P.
19.	Ares Climate Infrastructure Strategies Fund (C), L.P.
20.	Ares Commercial Real Estate Corporation
21.	Ares Direct Investments (AC) LP
22.	ARES ENERGY INVESTORS FUND V, L.P.
23.	Ares European Property Enhancement Parallel Partners III SCSp
24.	Ares European Property Enhancement Partners II, L.P.
25.	Ares European Property Enhancement Partners III SCSp
26.	Ares European Property Enhancement Partners IV SCSp
27.	Ares European Real Estate Fund VI SCSp
28.	Ares Ground Lease Partners, L.P.
29.	Ares HRO-C Partners, L.P.
30.	Ares IDF VI Airports Co-Investment LP
31.	Ares Industrial Real Estate Fund LP

32.	Ares Infra Debt Strategies Fund (A), LP
33.	Ares Infrastructure Debt Fund VI (Ontario USD U) LP
34.	Ares Infrastructure Debt Fund VI (USD L) LP
35.	Ares Infrastructure Debt Fund VI (USD O U) LP
36.	Ares Infrastructure Debt Fund VI (USD U) LP
37.	Ares Midway Partners, L.P.
38.	Ares OC European Debt Partners L.P.
39.	Ares OC European Debt Partners II L.P.
40.	Ares Pan-European Logistics Partnership, L.P.
41.	Ares Prime DC Co-Invest Fund, LP
42.	Ares Real Estate Enhanced Income Fund, L.P.
43.	Ares Real Estate Secured Income Fund, L.P.
44.	Ares SB Co-Invest Fund, L.P.
45.	Ares US Real Estate Fund X, L.P.
46.	Ares US Real Estate Fund X-A, L.P.
47.	Ares US Real Estate Fund X-B, L.P.
48.	Ares US Real Estate Fund XI, L.P.
49.	Ares US Real Estate Fund XI-A, L.P.
50.	Ares US Real Estate Fund XI-B, L.P.
51.	Ares US Real Estate Opportunity Fund III, L.P.
52.	Ares US Real Estate Opportunity Fund IV, L.P.
53.	Ares US Real Estate Opportunity Parallel Fund III-A, L.P.
54.	Ares US Real Estate Opportunity Parallel Fund III-B, L.P.
55.	Ares US Real Estate Opportunity Parallel Fund IV-A, L.P.
56.	Ares US Real Estate Opportunity Parallel Fund IV-B II, L.P.
57.	Ares US Real Estate Opportunity Parallel Fund IV-B, L.P.
58.	Ares Real Estate Income Trust Inc.
59.	Ares Diversified Real Estate Exchange LLC
60.	Ares Industrial Real Estate Exchange LLC
61.	Ares Industrial Real Estate Income Trust Inc.
62.	Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership I LP
63.	Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership II LP
64.	Ares Industrial Real Estate Income Trust Inc. - Build-To-Core Industrial Partnership III LLC
65.	Ares Infrastructure Debt Fund V (ELP), L.P.
66.	Ares Infrastructure Debt Fund V (EUR), L.P.
67.	Ares Infrastructure Debt Fund V (GBP Hedged), L.P.
68.	Ares Infrastructure Debt Fund V (JPY), L.P.
69.	Ares Infrastructure Debt Fund V (Tranche SMA), L.P.
70.	Ares Infrastructure Debt Fund V (USD Hedged), L.P.
71.	Ares Infrastructure Debt Asia (ELP No. 1) L.P.
72.	Ares Infrastructure Debt Asia (ELP No. 2) L.P.
73.	Cal Ares Real Estate Debt Partners, LLC
74.	EIF CHANNELVIEW BLOCKER, LLC
75.	EIF OREGON, LLC
76.	Hush Lux S.a.r.l.
77.	MC Ares US RE JV LP
78.	MC EUROPEAN REAL ESTATE DEBT PARENT LP
79.	MC European Real Estate Debt Parent II, L.P.
80.	New CARS OP LLC

4.	Secondaries: The Ares Secondaries Group generally invests in secondary markets primarily in North America and across a range of alternative asset class strategies, including private equity, real estate, infrastructure and credit. The Secondaries Group includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

1.	Ares Credit Secondaries LP

2.	Ares Credit Secondaries (Lux) SCSp
3.	Ares Credit Secondaries (Offshore) LP
4.	Ares Global Structured Solutions LP
5.	Ares Global Structured Solutions Master (MA) LP
6.	Ares Global Structured Solutions Master AIV (MA) LP
7.	Ares Insurance Infrastructure Secondaries Fund I LP
8.	Ares Insurance PE Secondaries Fund I LP
9.	Ares Insurance PE Secondaries Fund II LP
10.	Ares Insurance PE Secondaries Fund III LP
11.	Ares Insurance RE Secondaries Fund I LP
12.	Ares MC Credit Secondaries Co LP
13.	Ares RE Secondaries Co-Investment AD Fund LP
14.	Ares Secondaries Infrastructure Solutions III, L.P.
15.	Columbus Opportunity Fund, L.P.
16.	Landmark - NYC Fund I, L.P.
17.	Landmark Equity CT Co-Investment Fund I, L.P.
18.	Landmark Equity Partners XIII, L.P.
19.	Landmark Equity Partners XIII-A, L.P.
20.	Landmark Equity Partners XIV, L.P.
21.	Landmark Equity Partners XV, L.P.
22.	Landmark Equity Partners XVI Co-Investment Fund, L.P.
23.	Landmark Equity Partners XVI, L.P.
24.	Landmark Equity Partners XVII Co-Investment Fund, L.P.
25.	Landmark Equity Partners XVII, L.P
26.	Landmark Equity Partners XVII-B, L.P.
27.	Landmark Growth Capital Partners, L.P.
28.	Landmark Hudson Partners I, L.P.
29.	Landmark IAM Growth Capital, L.P.
30.	Landmark IAM Real Estate Partnership V, L.P.
31.	Landmark Infrastructure Partners II, L.P.
32.	Landmark Pacific Partners II, L.P.
33.	Landmark Pacific Partners, L.P. – Series A
34.	Landmark Pacific Partners, L.P. – Series B
35.	Landmark Pacific Partners, L.P. – Series C
36.	Landmark Partners 1907 Fund I, L.P.
37.	Landmark Partners 1907 Fund II, L.P.
38.	Landmark Partners 1907 Fund III, LP
39.	Landmark Partners Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.
40.	Landmark Private Opportunities (FG) 2021, L.P.
41.	Landmark Real Estate CT Co-Investment Fund I, L.P.
42.	Landmark Real Estate Partners IX Co-Investment Fund, L.P.
43.	Landmark Real Estate Partners IX, L.P.
44.	Landmark Real Estate Partners Sunshine Co-Investment Fund, L.P.
45.	Landmark Real Estate Partners V, L.P.
46.	Landmark Real Estate Partners VI Offshore, L.P.
47.	Landmark Real Estate Partners VI, L.P.
48.	Landmark Real Estate Partners VII Offshore, L.P.
49.	Landmark Real Estate Partners VII OPERS Co-Investment, L.P.
50.	Landmark Real Estate Partners VII, L.P.
51.	Landmark Real Estate Partners VIII Co-Investment Fund, L.P.
52.	Landmark Real Estate Partners VIII, L.P.
53.	Landmark Real Estate Partners VIII-A, L.P.
54.	Landmark Real Estate Partners VIII-Campbell Co-Investment, L.P.
55.	Landmark Real Estate Partners IX-Campbell Co-Investment, L.P.
56.	Landmark Real Estate Partners VII-IP Co-Investment, L.P.
57.	Landmark Real Estate Partners VI-OPERS Co-Investment, L.P.

58.	Landmark Sing Co-Investment Fund I, L.P.
59.	Landmark Tig Co-Investment Fund I, L.P.
60.	Landmark TX ERS Co-Investment Fund I, L.P.
61.	Landmark TX ERS Co-Investment Fund II, L.P.
62.	LWFB CO-INVESTMENT FUND I, L.P.
63.	NCL III - Outside Opportunities B
64.	NCL INVESTMENTS II - OUTSIDE OPPORTUNITIES SERIES A
65.	NCL INVESTMENTS II - OUTSIDE OPPORTUNITIES SERIES B
66.	NCL Investments II - PE Series
67.	NCL Investments II - RA Series
68.	NCL Investments II - RE Series
69.	NCL Investments III PE Series
70.	NCL Investments III RA Series
71.	NCL Investments III RE Series
72.	NCL Investments III, L.P. Outside Opportunities Series A
73.	NCL Investments IV LP
74.	NCL INVESTMENTS, L.P. - PE SERIES
75.	NCL INVESTMENTS, L.P. - RA SERIES
76.	NCL INVESTMENTS, L.P. - RE SERIES
77.	PASSERO 18, L.P.
78.	SPRING BRIDGE PARTNERS (LONGSHORE), LP
79.	SPRING BRIDGE PARTNERS (PES) FUND, LP
80.	SPRING BRIDGE PARTNERS, L.P.
81.	Wafra Venture Master Fund I

The existing BDC Downstream Funds are each managed by Ivy Hill and set forth below:

1.	ARES PRIVATE DEBT STRATEGIES FUND II, L.P.
2.	IVY HILL INVESTMENT HOLDINGS, LLC
3.	IVY HILL MIDDLE MARKET CREDIT FUND IV, LTD.
4.	IVY HILL MIDDLE MARKET CREDIT FUND IX, LTD
5.	IVY HILL MIDDLE MARKET CREDIT FUND V, LTD.
6.	IVY HILL MIDDLE MARKET CREDIT FUND VII, LTD.
7.	IVY HILL MIDDLE MARKET CREDIT FUND VIII, LTD.
8.	IVY HILL MIDDLE MARKET CREDIT FUND XII, LTD
9.	Ivy Hill Middle Market Credit Fund XIV, Ltd
10.	Ivy Hill Middle Market Credit Fund XVI, Ltd.
11.	Ivy Hill Middle Market Credit Fund XVII, Ltd.
12.	Ivy Hill Middle Market Credit Fund XVIII, Ltd.
13.	Ivy Hill Middle Market Credit Fund XIX, Ltd.
14.	Ivy Hill Middle Market Credit Fund XX, Ltd.
15.	Ivy Hill Middle Market Credit Fund XXI, Ltd.
16.	Ivy Hill Revolver Funding LP
17.	Ivy Hill Revolver Funding II LP
18.	PRIVATE DEBT STRATEGIES FUND III, L.P.
19.	PRIVATE DEBT STRATEGIES FUND V, L.P.

The existing Wholly-Owned Investment Subs of SDLP are set forth below:

1.	SDLP SPV LLC
2.	SDLP SPV II LLC

The Existing Proprietary Accounts are set forth below:

1.	Ares Management Capital Markets LLC
2.	Ares Insurance Partners, L.P.
3.	Aspida Holdings Ltd.
4.	Aspida Holdings LLC
5.	Aspida Life Insurance Company

6.	Aspida Life Re Ltd.
7.	Aspida Re Cayman Ltd.

APPENDIX B

Resolutions of the Board of Directors of

Ares Capital Corporation

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Ares Capital Corporation (the “Corporation”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Corporation, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Section 57(i) of the Investment Company Act and Rule 17d-l promulgated under the Investment Company Act of 1940 (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Corporation with certain entities which may be deemed to be “affiliates” of the Corporation pursuant to the provisions of the Investment Company Act of 1940, which such joint transactions and co-investments would otherwise be prohibited by Section 57(a)(4) of the Investment Company Act of 1940, and to do such other acts or things and execute such other documents as they deem necessary or desirable to cause such application to comply with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application;

RESOLVED FURTHER, that the Co-Investment Policy of the Corporation will be amended, substantially in a form restating the conditions set forth in Section V of the Application and as finally approved by the Commission, upon final approval of the Application by the Commission, in all respects as a policy of the Corporation and the Officers be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Corporation, to take such action as they shall deem necessary or desirable to formalize such amended policies and procedures, in such form as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the taking of any such action;

RESOLVED FURTHER, that the Officers be, and each of them acting alone hereby is, authorized and directed to file such additional Applications as such officers, in their sole discretion, shall deem necessary or desirable in order for the Corporation to accomplish its investment objective; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to perform all of the agreements and obligations of the Corporation in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority therefor and the authorization, acceptance, adoption, ratification, approval and confirmation by the Corporation thereof.

(Adopted at a meeting held on February 2, 2023)

Resolutions of the Board of Trustees of

Ares Core Infrastructure Fund

NOW, THEREFORE, BE IT RESOLVED, that filing by the Fund of the application for amended and restated Co-Investment Exemptive Relief, as filed on August 30, 2024 be and hereby is, ratified, approved and confirmed in all respects;

RESOLVED FURTHER, that the officers of the Fund are, and each of them acting individually hereby is, authorized to execute and file on behalf of the Fund any amendment to such application for amended and restated Co-Investment Exemptive Relief that may be required or desirable from time to times, such amendment to be in form and substance satisfactory to counsel for the Fund, the execution and filing of any such amendment to be conclusive evidence of its authorization hereby; and

RESOLVED FURTHER, that the officers of the Fund be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolutions and to consummate the implementation thereof, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the officer or officers of the Fund may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the officer or officers of the Fund of any such documents, instruments, agreements, undertakings and certificates, the payment of any such fees and expenses or the engagement of any such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the officer’s or officers’ authority therefor and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

(Adopted at a meeting held on October 9, 2024)

Resolutions of the Board of Directors of

Ares Dynamic Credit Allocation Fund, Inc.

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Ares Dynamic Credit Allocation Fund, Inc. (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Section 57(i) of the Investment Company Act and Rule 17d-l promulgated under the Investment Company Act of 1940 (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act of 1940, which such joint transactions and co-investments would otherwise be prohibited by Section 57(a)(4) of the Investment Company Act of 1940, and to do such other acts or things and execute such other documents as they deem necessary or desirable to cause such application to comply with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application;

RESOLVED FURTHER, that a Co-Investment Policy substantially in a form restating the conditions set forth in Section V of the Application as finally approved by the Commission is hereby approved and will be adopted, upon final approval of the Application by the Commission, in all respects as a policy of the Fund and the Officers be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to take such action as they shall deem necessary or desirable to formalize such policies and streamline the approval process for co-investment transactions with affiliates of the Fund, in such form as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the taking of any such action;

RESOLVED FURTHER, that the Officers be, and each of them acting alone hereby is, authorized and directed to file such additional Applications as such officers, in their sole discretion, shall deem necessary or desirable in order for the Fund to accomplish its investment objective; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority therefor and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

(Adopted at a meeting held on February 28, 2023)

Resolutions of the Board of Trustees of

CION Ares Diversified Credit Fund

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of CION Ares Diversified Credit Fund (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Section 57(i) of the Investment Company Act and Rule 17d-l promulgated under the Investment Company Act of 1940 (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act of 1940, which such joint transactions and co-investments would otherwise be prohibited by Section 57(a)(4) of the Investment Company Act of 1940, and to do such other acts or things and execute such other documents as they deem necessary or desirable to cause such application to comply with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application;

RESOLVED FURTHER, that the Co-Investment Policy of the Fund will be amended, substantially in a form restating the conditions set forth in Section V of the Application and as finally approved by the Commission, upon final approval of the Application by the Commission, in all respects as a policy of the Fund and the Officers be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to take such action as they shall deem necessary or desirable to formalize such amended policies and procedures, in such form as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the taking of any such action;

RESOLVED FURTHER, that the Officers be, and each of them acting alone hereby is, authorized and directed to file such additional Applications as such officers, in their sole discretion, shall deem necessary or desirable in order for the Fund to accomplish its investment objective; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority therefor and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

(Adopted at a meeting held on February 28, 2023)

Resolutions of the Board of Trustees of

Ares Private Markets Fund

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Ares Private Markets Fund (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Section 57(i) of the Investment Company Act and Rule 17d-l promulgated under the Investment Company Act of 1940 (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act of 1940, which such joint transactions and co-investments would otherwise be prohibited by Section 57(a)(4) of the Investment Company Act of 1940, and to do such other acts or things and execute such other documents as they deem necessary or desirable to cause such application to comply with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application;

RESOLVED FURTHER, that the Co-Investment Policy of the Fund will be amended, substantially in a form restating the conditions set forth in Section V of the Application and as finally approved by the Commission, upon final approval of the Application by the Commission, in all respects as a policy of the Fund and the Officers be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to take such action as they shall deem necessary or desirable to formalize such amended policies and procedures, in such form as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the taking of any such action;

RESOLVED FURTHER, that the Officers be, and each of them acting alone hereby is, authorized and directed to file such additional Applications as such officers, in their sole discretion, shall deem necessary or desirable in order for the Fund to accomplish its investment objective; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority therefor and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

(Adopted at a meeting held on February 27, 2023)

Resolutions of the Board of Trustees of

Ares Strategic Income Fund

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Ares Strategic Income Fund (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Section 57(i) of the Investment Company Act and Rule 17d-l promulgated under the Investment Company Act of 1940 (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act of 1940, which such joint transactions and co-investments would otherwise be prohibited by Section 57(a)(4) of the Investment Company Act of 1940, and to do such other acts or things and execute such other documents as they deem necessary or desirable to cause such application to comply with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application;

RESOLVED FURTHER, that the Co-Investment Policy of the Fund will be amended, substantially in a form restating the conditions set forth in Section V of the Application and as finally approved by the Commission, upon final approval of the Application by the Commission, in all respects as a policy of the Fund and the Officers be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to take such action as they shall deem necessary or desirable to formalize such amended policies and procedures, in such form as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the taking of any such action;

RESOLVED FURTHER, that the Officers be, and each of them acting alone hereby is, authorized and directed to file such additional Applications as such officers, in their sole discretion, shall deem necessary or desirable in order for the Fund to accomplish its investment objective; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority therefor and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

(Adopted at a meeting held on February 10, 2023)